Exhibit 4.1

April 27, 2017

Endo Designated Activity Company,

Endo Finance LLC

and

Endo Finco Inc.,

(as Issuers)

and

Each of the Guarantors Party hereto

and

Wells Fargo Bank, National Association

(as Trustee)

INDENTURE

5.875% Senior Secured Notes due 2024

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of April 27, 2017 among ENDO DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated under the laws of Ireland, ENDO FINANCE LLC, a Delaware limited liability company and ENDO FINCO INC., a Delaware corporation (each, an “Issuer” and collectively, the “Issuers”), the Guarantors (as defined herein) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.875% Senior Secured Notes due 2024 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2017 Credit Agreement” means the Credit Agreement dated as of April 27, 2017, by the Parent, as guarantor, Endo Luxembourg Finance Company I S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.645 and Endo LLC, a Delaware limited liability company, as borrowers, the lenders from time to time party thereto, certain other parties party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, including any related notes, Guarantees, Security Documents, instruments and agreements executed in connection therewith, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced (whether or not upon termination, and whether with the original lenders or otherwise), supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) and including, without limitation, to increase the amount of available borrowing thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agreed Security Principles” has the meaning as set forth in the 2017 Credit Agreement

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)    1.0% of the principal amount of the Note; or

(2)    the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at April 15, 2020 (such redemption price being set forth in the table appearing in Section 3.07) plus (ii) all required interest payments due on the Note from such redemption date through April 15, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Intercreditor Agreement” has the meaning as set forth in the Collateral Trust Agreement.

“Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)    any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary);

(2)    all or substantially all the assets of any division or line of business of the Parent or any Restricted Subsidiary; or

(3)    any other assets of the Parent or any Restricted Subsidiary outside of the ordinary course of business of the Parent or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above:

(a)    a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(b)    for purposes of Section 4.10 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.07 or that constitutes a Permitted Investment (including any disposition in exchange for the receipt of a Permitted Investment);

(c)    a disposition of all or substantially all the assets of the Parent in accordance with Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(d)    a disposition of assets with a Fair Market Value of less than or equal to $20.0 million in any single transaction or series of related transactions;

(e)    sales or dispositions of damaged, expired, short-dated, worn-out or obsolete equipment or assets that, in the Parent’s reasonable judgment, are no longer either used or useful in the business of the Parent or its Subsidiaries;

(f)    leases or subleases to third Persons that do not interfere in any material respect with the business of the Parent or any of the Restricted Subsidiaries;

(g)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(h)    the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(i)    any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j)    dispositions as a result of a casualty event or foreclosures, condemnation, expropriation or any similar action on assets of the Parent or any of the Restricted Subsidiaries;

(k)    the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l)    the licensing or sub-licensing of intellectual property or other general intangibles;

(m)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims;

(n)    the unwinding of any Swap Obligations;

(o)    sales, transfers and other dispositions of Investments in joint ventures made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)    the abandonment of intellectual property rights, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Parent and the Restricted Subsidiaries taken as a whole;

(q)    the settlement or early termination of any Permitted Convertible Indebtedness Call Transaction;

(r)    a disposition of cash or Cash Equivalents;

(s)    a disposition or other divestiture of all or part of EHSI’s radiation therapy services business or all or a part of Somar;

(t)    a disposition in connection with a co-development agreement;

(u)    dispositions of Equity Interests (I) deemed to occur upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise or (II) upon the exercise of any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) described in the definition of “Permitted Warrant Transaction” in connection with a Permitted Warrant Transaction;

(v)    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(w)    the sale, lease or other disposition of all or a portion of EHSI’s interest in its headquarters located in Malvern, Pennsylvania; and

(x)    a sale, assignment or other transfer of Receivables, Receivables Assets and Permitted Receivables Facility Assets.

“Attributable Debt” in respect of a Sale Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Attributable Receivables Indebtedness” means the principal amount of Indebtedness (other than any subordinated Indebtedness owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Permitted Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Bankruptcy Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian, examiner or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law in the United States or any similar federal or state law in a jurisdiction with respect to the Parent or any Significant Subsidiary, for the relief of debtors.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered in respect of a Change of Control and the Notes are given a rating that is below an Investment Grade Rating by both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of the Notes is under publicly announced consideration for possible downgrade by both of the Rating Agencies).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns,” “beneficially owned” and “beneficial ownership” have a corresponding meaning.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 4.03.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into, or exchangeable for or valued by reference to, Capital Stock until and unless any such debt security is converted into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock; provided that no warrants, options, rights or obligations to purchase Capital Stock purchased or sold in a Permitted Convertible Indebtedness Call Transaction or sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall constitute Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)    United States dollars;

(2)    pounds sterling, euro, any national currency of any participating member state in the European Union and Canadian dollars, and such local currencies as are held from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any member state in the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(5)    repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;

(7)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)    instruments equivalent to those referred to in clauses (1) to (7) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Parent or any Restricted Subsidiary organized or operating in such jurisdiction;

(9)    investment or money market funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above;

(10)    investments in auction rate securities; and

(11)    any other cash equivalent investments permitted by the Parent’s investment policy as such policy is in effect from time to time.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, except that a Person shall be deemed to have Beneficial Ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Parent;

(2)    the Parent consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a)    the outstanding Voting Stock of the Parent is changed into or exchanged for Voting Stock of the surviving Person, and

(b)    the holders of the Voting Stock of the Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Parent or the surviving Person immediately after such transaction and in substantially the same proportion as before the transaction, or

(3)    the Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Section 5.01.

Notwithstanding the foregoing, a transaction will not be deemed to constitute a Change of Control if (1) the Parent becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means (a) prior to the occurrence of a Fall Away Event, a Change of Control and (b) after the occurrence of a Fall Away Event, a Change of Control together with a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” has the meaning as set forth in the Collateral Trust Agreement.

“Collateral Trust Agreement” means the collateral trust agreement, dated as of April 27, 2017 (as amended, restated, supplemented or otherwise modified), by and among the Collateral Trustee, the Issuers, the grantors named therein, the Trustee and the Credit Agreement Agent, attached to this Indenture as Exhibit F.

“Collateral Trust Agreement Joinder” has the meaning as set forth in the Collateral Trust Agreement.

“Collateral Trustee” means Wilmington Trust, National Association, in its capacity as Collateral Trustee for the Secured Parties, together with its successors in such capacity.

“Company” refers to Endo Designated Activity Company, a designated activity company incorporated under the laws of Ireland.

“Consolidated Adjusted EBITDA” means, with respect to any Person, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)    increased (without duplication) by the following in each case (other than clauses (x) and (xiv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense”; plus

(ii)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”; plus

(iii)    Consolidated Depreciation and Amortization Expense for such period; plus

(iv)    any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations; plus

(v)    any cost, expense or other charge (including any legal fees and expenses) associated with or payment of any actual legal settlement, fine, judgment or order, including all settlement payments paid to Governmental Authorities in connection with any investigation of the United States Department of Health and Human Services, Office of Inspector General (OIG) or the United States Department of Justice and all payments paid (A) pursuant to the Impax Settlement Agreement, (B) to Governmental Authorities in connection with state drug price claims brought by Governmental Authorities and (C) in respect of mesh device claims, in each case as further described in the Parent’s public filings with the SEC; plus

(vi)    (a) milestone payments made under contractual arrangements existing during the period of twelve months ending on the Issue Date or contractual arrangements arising thereafter, in each case in connection with any acquisition to sellers (or licensors) of the assets or Equity Interests acquired (or licenses) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise), or (b) upfront or similar payments made in connection with any drug or pharmaceutical product research and development or collaboration agreement or the closing of any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market, including related intellectual property, but not of Equity Interests in any Person or any operating business unit; plus

(vii)    minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(viii)    (i) the amount of board of director or similar fees and (ii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(ix)    the amount of loss or discount on sale of any Receivables Assets to any Restricted Subsidiary or Receivables Entity in connection with a Permitted Receivables Facility; plus

(x)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xi)    any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(xii)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715 — Compensation — Retirement Benefits, and any other items of a similar nature; plus

(xiii)    the amount of “run-rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by the Parent in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months after the end of such period, calculated as though such cost savings, synergies and operating expense reductions had been realized on the first day of such period and net of the amount of actual benefits received during such period from such actions; provided that (A) any such pro forma adjustments in respect of such cost savings, synergies and operating expense reductions shall not exceed 15% of Consolidated Adjusted EBITDA (prior to giving effect to such pro forma adjustment) for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which internal financial statements are available, (B) such cost savings and synergies are reasonably expected and factually supportable in the good faith judgment of the Parent and (C) no cost savings or synergies shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Issue Date (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus

(xiv)    the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income during such period (including all reserves taken during such period on account of contingent cash payments that may be required in a future period); and

(b)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1)    any cash payments made during such period in respect of items described in clause (xiv) above subsequent to the period in which the relevant non-cash expenses or losses were incurred;

(2)    any non-recurring income or gains directly as a result of discontinued operations;

(3)    any unrealized income or gains in respect of Swap Agreements; and

(4)    the amount of any loss attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period.

For the avoidance of doubt, Consolidated Adjusted EBITDA shall be calculated, including pro forma adjustments, in accordance with the definition of Fixed Charge Coverage Ratio.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and Purchase Money Indebtedness, in each case secured by a first priority lien on any asset or property of the Parent, the Issuers or any other Guarantor; provided, that Consolidated First Lien Secured Debt will not include Non-Recourse Debt, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated First Lien Secured Debt Ratio” means the ratio of (a) Consolidated First Lien Secured Debt minus the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Parent and its Restricted Subsidiaries (other than pursuant to the liens permitted by clauses (1), (3), (7), (11), (12), (13), (14), (17), (18), (19), (20) or (26) of the definition of “Permitted Liens”) or (y) are restricted or secured in favor of the Indebtedness incurred under this Indenture or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Indenture to (b) Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries during the four full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the definition of Fixed Charge Coverage Ratio.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Parent and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Parent and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs and benefits under interest rate Swap Obligations to the extent such net costs and benefits are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of the Parent and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1)    extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs); business optimization expenses; operating expenses attributable to the implementation of cost-savings initiatives;

(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3)    Transaction Expenses;

(4)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5)    the net income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under Section 4.07, the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, in each case except to the extent of any dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(4)(iii)(A), the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8)    income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Obligations or (c) other derivative instruments;

(9)    any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10)    (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the notes), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Existing Senior Notes, the 2017 Credit Agreement and other securities and this Indenture and the notes) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12)    accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13)    any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days);

(14)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15)    any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Swap Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17)    any non-cash rent expense;

(18)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(19)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days).

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with the definition of Fixed Charge Coverage Ratio.

“Consolidated Secured Debt” means, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and Purchase Money Indebtedness, in each case secured by a lien on any asset or property of the Parent, the Issuers or any other Guarantor; provided, that Consolidated Secured Debt will not include Non-Recourse Debt, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Secured Debt Ratio” means the ratio of (a) Consolidated Secured Debt minus the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Parent and its Restricted Subsidiaries (other than pursuant to the liens permitted by clauses (1), (3), (7), (11), (12), (13), (14), (17), (18), (19), (20) or (26) of the definition of “Permitted Liens”) or (y) are restricted or secured in favor of the Indebtedness Incurred under this Indenture or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Indenture to (b) Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries during the four full fiscal quarters for which internal financial statement are available ending on or prior to the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and Purchase Money Indebtedness; provided, that Consolidated Total Debt will not include Non-Recourse Debt, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Total Debt Ratio” means the ratio of (i) Consolidated Total Debt minus the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Parent and its Restricted Subsidiaries (other than pursuant to the liens permitted by clauses (1), (3), (7), (11), (12), (13), (14), (17), (18), (19), (20) or (26) of the definition of “Permitted Liens”) or (y) are restricted or secured in favor of the Indebtedness Incurred under this Indenture or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Indenture to (ii) Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries

during the four full fiscal quarters for which internal financial statement are available ending on or prior to the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Foreign Corporation” means any Subsidiary (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) substantially all of the assets of which are Equity Interests of Persons described in clause (i); provided that, for purposes of this Indenture, no Subsidiary which was not a Controlled Foreign Corporation on the Issue Date (or, if later, on the date the Issuers and the Guarantors first acquired (directly or indirectly) Equity Interests representing more than 50% of the voting power or value of such Person) shall constitute a Controlled Foreign Corporation at any time thereafter for purposes hereof.

“Co-Obligor” means Endo Finco Inc., a Delaware corporation.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company. With respect to registration for transfer or exchange, presentation at maturity or for redemptions, such office shall also mean the office or agency of the Trustee located at the date hereof at Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Minneapolis, MN 55479.

“Credit Agreement” means (i) the 2017 Credit Agreement and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to lenders or to special purpose entities formed to borrow from lenders against such receivables or inventory) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers, guarantors or issuers or lenders or group of lenders, and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the 2017 Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the 2017 Credit Agreement, together with its successors in such capacity.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means noncash consideration received by the Parent or one of the Restricted Subsidiaries in connection with an Asset Sale that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Proceeds received as of such date and shall be applied pursuant to Section 4.10.

“Designated Representative” means, with respect to any series of Pari Passu Lien Indebtedness or Secured Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under this Indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Discharge of Secured Obligations” has the meaning as set forth in the Collateral Trust Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder) or upon the happening of any event:

(1)    matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock and cash in lieu of fractional shares of such Capital Stock) pursuant to a sinking fund obligation or otherwise;

(2)    is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock (other than cash in lieu of fractional shares of such Capital Stock); or

(3)    is mandatorily redeemable or must be purchased (in each case, other than redeemable or purchasable only for Capital Stock of such Person which is not itself Disqualified Stock and cash in lieu of fractional shares of such Capital Stock) upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to such series of Notes and described below in Sections 4.10 and 4.14.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Parent (or any of its Subsidiaries) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“EHSI” means Endo Health Solutions Inc., a Delaware corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Parent by the Parent (other than Disqualified Stock and other than to a Subsidiary of the Parent).

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning as set forth in the 2017 Credit Agreement.

“Excluded Subsidiary” means:

(1)    any Subsidiary that is not a Wholly-Owned Subsidiary of the Parent;

(2)    any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law, accounting policies or by contractual obligation existing on the Issue Date (or, with respect to any Subsidiary acquired by the Parent or a Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee, or if such Guarantee would require governmental (including regulatory) or third party consent, approval, license or authorization (except to the extent that such consent, approval, license or authorization has been obtained);

(3)    any Receivables Entity;

(4)    any special purpose vehicle (or similar entity);

(5)    any Captive Insurance Subsidiary;

(6)    any not for profit Subsidiary;

(7)    any Immaterial Subsidiary (as defined in the 2017 Credit Agreement);

(8)    any Unrestricted Subsidiary;

(9)    any Restricted Subsidiary acquired with Indebtedness assumed pursuant to clause (5) of the definition of “Permitted Debt” to the extent such Restricted Subsidiary would be prohibited from providing a Guarantee or consent would be required (that has not been obtained), pursuant to the terms of such Indebtedness;

(10)    any Subsidiary with respect to which the Guarantee would result in material adverse tax consequences as reasonably determined by the Parent; and

(11)    any other Subsidiary with respect to which the Parent and the Administrative Agent (as defined in the Collateral Trust Agreement) reasonably determine that the burden or cost of providing the Guarantee shall outweigh the benefits to be obtained by the Holders.

“Existing Senior Notes” means collectively, the 7.25% Senior Notes due 2022, the 5.75% Senior Notes due 2022, the 5.375% Senior Notes due 2023, the 6.00% Senior Notes due 2025 and the 6.00% Senior Notes due 2023.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined in good faith by the Company.

“Fall Away Date” means the date of the occurrence of a Fall Away Event.

“Fall Away Event” means with respect to the Notes such time as the Notes shall have an Investment Grade Rating (pursuant to ratings from each of S&P and Moody’s (or any substituted Rating Agency)) and the Company shall have delivered to the Trustee an Officers’ Certificate certifying that the foregoing condition has been satisfied.

“Fixed Charge Coverage Ratio” means the ratio of Consolidated Adjusted EBITDA of the Parent during the four full fiscal quarters for which internal financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to Fixed Charges of the Parent for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Adjusted EBITDA” and “Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)    the Incurrence or repayment of any Indebtedness and the issuance, maturity, redemption, conversion, exchange or repurchase of any Disqualified Stock or Preferred Stock, as applicable, of the Parent or any of the Restricted Subsidiaries (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)    any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) and any other Specified Transactions that have been made by the Parent or any Restricted Subsidiary during the Four Quarter Period or subsequent to such Four Quarter Period and on or prior to or simultaneously with the Transaction Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations and other Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the Four Quarter Period. If since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation or other Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation or Specified Transaction had occurred at the beginning of the applicable Four Quarter Period.

Furthermore, in calculating Fixed Charges for purposes of determining the denominator (but not the numerator) of this “Fixed Charge Coverage Ratio”:

(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)    notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(3)    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a financial or accounting officer of the Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(4)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent or applicable Restricted Subsidiary may designate; and

(5)    the amount of Fixed Charges attributable to any Preferred Stock (other than Disqualified Stock) issued by the Parent that is mandatorily convertible or redeemable solely into common equity of the Parent within 365 days of the Transaction Date will be recalculated by multiplying (x) the actual amount of Fixed Charges attributable thereto for the Four Quarter Period by (y) a fraction, the numerator of which is the number of days from (and including) the Transaction Date to (but excluding) the applicable conversion or redemption date and the denominator of which is 365.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent, giving effect to (a) pro forma cost savings, synergies and operating expense reductions described in clause (xii) of the definition of “Consolidated Adjusted EBITDA” and (b) any cost savings that could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto.

Notwithstanding anything to the contrary herein:

(1)    with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test, any Consolidated First Lien Secured Debt Ratio test, any Consolidated Secured Debt Ratio test and any Consolidated Total Debt Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture in the same restrictive covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(2)    when, with respect to any transaction, (a) calculating any applicable ratio, Consolidated Net Income, Consolidated Adjusted EBITDA or Total Assets in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, (b) determining compliance with any provision of this Indenture which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, or (c) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, the Company may, at its option, use the date that the definitive agreements (or other relevant definitive documentation) for such transaction is entered into (the “Acquisition Agreement Date”) as the applicable date of determination of the calculations and determinations in respect of clauses (a), (b) and (c) above, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, if the Company elects to use the Acquisition Agreement Date as the applicable date of determination in accordance with the foregoing, any fluctuation or change in the applicable ratio, Consolidated Net Income, Consolidated Adjusted EBITDA or Total Assets of the Parent or its Restricted Subsidiaries occurring at or prior to the consummation of the relevant transaction will not be taken into account for purposes of determining compliance of the transaction with this Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense for such period; plus

(2)    the product of:

(a)    the amount of all cash dividend payments on any series of Preferred Stock or Disqualified Stock of the Parent or any Restricted Subsidiary (other than dividends paid or accrued to the Parent or a Wholly-Owned Subsidiary) paid, accrued or scheduled to be paid or accrued during such period (without duplication), and

(b)    a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is a Foreign Subsidiary or is a Restricted Subsidiary of a Foreign Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funded Debt” has the meaning as set forth in the Collateral Trust Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (except with respect to accounting for capital leases, as to which such principle in effect on November 23, 2010 shall apply), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d) hereof.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, whether direct or indirect:

(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2)    to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3)    to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4)    as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Parent in good faith.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means collectively, the Parent and the Subsidiary Guarantors.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Impax Settlement Agreement” means the June 2010 Settlement and License Agreement between Endo Pharmaceuticals Inc. and Impax Laboratories, Inc., as in effect on the Issue Date.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

Solely for purposes of determining compliance with Section 4.09, the following shall not be deemed to be the Incurrence of Indebtedness:

(1)    amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)    the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)    changes in the conversion value of Permitted Convertible Indebtedness attributable to movement in the mark-to-market valuation thereof; and

(4)    the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)    the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)    all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale Leaseback Transactions entered into by such Person;

(3)    all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later the 30th day following payment on the letter of credit);

(5)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);

(6)    to the extent not otherwise included in this definition, Swap Obligations of such Person;

(7)    all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, is Guaranteed by such Person; and

(8)    all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured.

Notwithstanding the foregoing, (i) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude accounts payable not more than 60 days overdue incurred in the ordinary course of business, deferred compensation, indemnification, purchase price adjustment, royalty, earn-outs, holdback, contingency payment obligations and deferred payment obligations of a similar nature to which the seller may become entitled and (ii) Indebtedness shall not include Escrow Debt.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $300,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Insolvency or Liquidation Proceeding” has the meaning as set forth in the Collateral Trust Agreement.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Interest Rate Agreement” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investment Grade Rating” means (i) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by the Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the Notes are initially issued.

“Issuers” has the meaning as set forth in the preamble of this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a Place of Payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a Place of Payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lux Finco” means Endo Luxembourg Finance Company I S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.645 and a wholly-owned indirect subsidiary of Lux Holdco.

“Lux Holdco” means Endo Luxembourg Holding Company S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.517.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means with respect to a transaction, the proceeds of such transaction in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting, taxes and other fees and expenses actually incurred or reserved in good faith for post-closing adjustments in connection with such transaction and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Net Proceeds” from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)    all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3)    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

(4)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Parent or any Restricted Subsidiary after such Asset Sale; and

(5)    any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Parent or any Restricted Subsidiary.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither the Parent nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent or any of the Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the obligations of the Issuers under this Indenture and the Notes.

“Notes” has the meaning as set forth in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes; provided that any Additional Notes are fungible with the existing Notes for U.S. federal tax purposes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum of the Issuers, dated April 12, 2017, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, any Director, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, any assistant Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, a Director, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Parent, the Issuers or the Company, as applicable, and delivered to the Trustee.

“Opinion of Counsel” means an opinion meeting the requirements of this Indenture from legal counsel which is reasonably acceptable to the Trustee and delivered to the Trustee. The counsel may be an employee of or counsel to the Parent, the Company, any Subsidiary of the Company or the Trustee.

“Parent” means Endo International plc, a company incorporated under the laws of Ireland.

“Pari Passu Lien Indebtedness” means (i) Indebtedness Incurred pursuant to clauses (1) or (15) of the definition of “Permitted Debt” and (ii) any other Indebtedness secured on a pari passu first lien basis with the Obligations under the Notes; provided that (i) the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement and (ii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness and in which case, on or prior to the first anniversary of the Incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the common stock of the Parent purchased by the Parent or any of its Subsidiaries in connection with an Incurrence of Permitted Convertible Indebtedness and (b) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction occurring after the Issue Date plus (ii) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (iii) the cash proceeds received upon the termination or the retirement of the Permitted Bond Hedge Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the sale of any Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the net cash proceeds from the Incurrence of the related Permitted Convertible Indebtedness.

“Permitted Business” means the business and any services, activities or businesses incidental, or reasonably related or complementary or similar to, any line of business engaged in by the Parent and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Convertible Indebtedness” means Indebtedness of the Parent or any of the Restricted Subsidiaries (which may be Guaranteed by the Guarantors) permitted to be Incurred pursuant to Section 4.09 that is (1) convertible into common stock of the Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means:

(1)    any Investment in the Parent or in a Restricted Subsidiary of the Parent;

(2)    any Investment in Cash Equivalents;

(3)    any Investment by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary; or

(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4)    any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 or (ii) a disposition of assets not constituting an Asset Sale;

(5)    any Investments to the extent made in exchange for, or the consideration paid therefor consists of, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)    Investments represented by Swap Obligations and Permitted Bond Hedge Transactions;

(8)    loans or advances, and guarantees of such loans and advances, to officers, directors, consultants, employees, customers and suppliers of the Parent or any of its Subsidiaries in the ordinary course of business in the aggregate amount outstanding at any one time not to exceed $20.0 million;

(9)    Investments in the Notes;

(10)    any guarantee of Indebtedness permitted to be incurred by Section 4.09 and performance guarantees consistent with past practice;

(11)    any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12)    Investments acquired after the Issue Date as a result of the acquisition by the Parent or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent or any of the Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 or Section 10.04 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)    Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(14)    receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(15)    advances, loans or extensions of trade or other credit (including to officers, directors, consultants and employees of the Parent or its Subsidiaries) in the ordinary course of business by the Parent or any of its Subsidiaries;

(16)    lease, utility and other similar deposits in the ordinary course of business;

(17)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(18)    Investments in a Permitted Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed the greater of $300.0 million or 2.0% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19)    Investments in (a) any joint ventures in an amount outstanding at any one time not to exceed $200.0 million or 1.5% of Total Assets (with the Fair Market Value of each Investment (other than any Investment consisting of a guarantee) being measured at the time made and without giving effect to subsequent changes in value) and (b) any Permitted Joint Venture; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20)    Investments among the Parent and its Subsidiaries in the ordinary course of business for purposes of funding the working capital and maintenance capital expenditure requirements and research and development activities of the Parent and its Subsidiaries;

(21)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

(22)    Investments consisting of co-development agreements or consisting of the licensing or contribution of intellectual property, new drug applications or similar assets pursuant to development, marketing or manufacturing agreements, alliances or arrangements or similar agreements or arrangements with other Persons;

(23)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(24)    any customary upfront, milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(25)    so long as no Default or Event of Default has occurred and is continuing other Investments in any Person so long as, as on the date of such Investment and after giving effect thereto on a pro forma basis, the Consolidated Total Debt Ratio would be no greater than 4.5 to 1.0;

(26)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (26) that are at the time outstanding, not to exceed the greater of $1,500.0 million or 10.0% of Total Assets;

(27)     (i) Investments in any Person in connection with a Permitted Receivables Facility; provided, however, that such Investment is in the form of a purchase money note,

contribution of additional receivables or any equity interest, and (ii) contributions of Permitted Receivables Facility Assets to any Receivables Seller, Receivables Entity or other person in connection with a Permitted Receivables Facility;

(28)    Investments in any Person consisting of the contribution of Equity Interests of any Person (other than the Issuers or any Guarantor);

(29)    Investments made by any Non-Guarantor Subsidiary (other than the Issuers) to the extent that such Investment is financed with the proceeds received by such Non-Guarantor Subsidiary from an Investment in such Non-Guarantor Subsidiary permitted under this Indenture;

(30)    Investments in an Unrestricted Subsidiary in an aggregate amount, taken together with all other Investments made pursuant to this clause (30) that are at that time outstanding, not to exceed the greater of $100.0 million or 1.0% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(31)    Investments made to fund the settlement of mesh device related claims, litigation, arbitration or other disputes and judgments, orders, fees and expenses related thereto.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Parent or any of the Restricted Subsidiaries is a joint venturer; provided, however, that, immediately after giving effect to any Investment in such Permitted Joint Venture pursuant to clause (19)(b) of the definition of “Permitted Investments”: (a) the joint venture is engaged solely in a Permitted Business, (b) the Parent or a Restricted Subsidiary is required by the governing documents of the joint venture or an agreement with the other parties to the joint venture to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise, (c) the Parent and any Subsidiary or Affiliate of the Parent hold or own, collectively, not more than 66-2/3 percent of the outstanding Capital Stock of such Permitted Joint Venture, and (d) at the time of the initial Investment and at the time of each subsequent Investment in such Permitted Joint Venture, the Parent would be able to Incur additional Secured Indebtedness pursuant to the proviso contained in Section 4.09(a).

“Permitted Liens” means:

(1)    Liens to secure (i) Indebtedness (and other related Obligations) that was incurred pursuant to clause (1) or clause (15) of the definition of “Permitted Debt” and Swap Obligations related thereto, or (ii) Obligations with regard to Treasury Management Arrangements;

(2)    (i) Liens on assets of Foreign Restricted Subsidiaries or Non-Guarantor Subsidiaries (other than the Issuers) securing Indebtedness (and other related Obligations) of such Foreign Restricted Subsidiary or Non-Guarantor Subsidiary that was Incurred pursuant to clause (12) of the definition of “Permitted Debt,” (ii) Liens securing Indebtedness (and other related Obligations) that was Incurred pursuant to clause (11), clause (13) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness Incurred pursuant to such clause

(13)), or clause (25) of the definition of “Permitted Debt,” and (iii) Liens to secure Indebtedness (and other related Obligations) that was Incurred pursuant to Section 4.09, provided that, in the case of this clause (2)(iii), at the time of its Incurrence and after giving pro forma effect thereto, either (A) the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0 or (B) the Consolidated First Lien Secured Debt Ratio would be no greater than 3.0 to 1.0;

(3)    (a) Liens in favor of the Issuers or the Guarantors, (b) Liens on the property of any Restricted Subsidiary that is not a Guarantor in favor of any other Restricted Subsidiary and (c) Liens on the property of any Subsidiary of the Parent that is not a Restricted Subsidiary in favor of the Parent or any of the Restricted Subsidiaries;

(4)    Liens on property or shares of Capital Stock of another Person existing at the time such other Person becomes a Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any Subsidiary of the Parent; provided that such Liens do not extend to any other property owned by the Parent or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(5)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Subsidiary of the Parent; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6)    Liens on the Capital Stock of Unrestricted Subsidiaries;

(7)    Liens to secure the performance of, or arising in connection with, public or statutory obligations (including worker’s compensation laws, unemployment insurance laws or similar legislation), insurance, surety or appeal bonds, performance bonds or other obligations of a like nature, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment or performance of such obligations);

(8)    Liens on securities that are the subject of repurchase agreements permitted hereunder;

(9)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (11) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness;

(10)    Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1)(i));

(11)    Liens for taxes, assessments or other governmental charges or claims that are (i) not yet delinquent, (ii) not yet subject to penalties for non-payment, or (iii) being contested in good faith by appropriate proceedings;

(12)    Liens created or imposed by or arising pursuant to law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, either (i) incurred in the ordinary course of business or (ii) for sums not yet due or being contested in good faith by appropriate proceedings;

(13)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of their properties which were not incurred in connection with Indebtedness and defects in title and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(14)    Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(15)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture or to secure any Refinancing (or successive Refinancings), as a whole or in part, of any Indebtedness secured by a Lien referred to in clauses (2)(iii), (4), (5), (10), (27) and (35) hereof; provided, however, that:

(a)    the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the greater of the outstanding principal amount, committed amount or principal amount at the time the Lien became a Permitted Lien, of the Indebtedness being Refinanced and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance, extension or discharge;

(16)    Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings;

(17)    Liens arising from the UCC and similar legislation financing statement filings or similar filings regarding operating leases or consignments entered into by the Parent and the Restricted Subsidiaries in the ordinary course of business;

(18)    Liens arising solely from precautionary UCC and similar legislation financing statements or similar filings;

(19)    Liens securing or arising out of judgments, decrees, orders, awards or notices of lis pendens and associated rights related to litigation with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(20)    Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution or as to purchase orders and other agreements entered into in the ordinary course of business or consistent with industry practice;

(21)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(22)    Liens on cash, Cash Equivalents or other property securing Indebtedness permitted by clause (16) of the definition of “Permitted Debt”;

(23)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)    grants of software and other technology licenses in the ordinary course of business;

(25)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(26)    Liens in favor of issuers of performance and surety bonds or bid bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(27)    Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly-Owned Subsidiary of such Person;

(28)    Liens securing Swap Obligations so long as such Swap Obligations are permitted to be Incurred under this Indenture;

(29)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(30)    liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(31)    Liens on equipment of the Parent or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice to the Parent’s or such Restricted Subsidiary’s supplier at which such equipment is located;

(32)    Liens incurred to secure cash management services or to implement cash pooling or sweep arrangements to permit satisfaction of overdraft or similar obligations in the ordinary course of business or consistent with industry practice;

(33)    any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34)    Liens (i) solely on any cash earnest money deposits made by the Parent or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture or (ii) consisting of an agreement to dispose of any property permitted to be sold pursuant to Section 4.10;

(35)    leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Parent and the Restricted Subsidiaries and which do not secure any Indebtedness;

(36)    Liens (i) of a collection bank arising under Section 4-210 of the UCC and similar Liens on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(37)    ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent or any Subsidiary;

(38)    Liens to secure Non-Recourse Debt permitted to be incurred pursuant to clause (23) of the definition of “Permitted Debt,” which Liens may not secure Indebtedness other than Non-Recourse Debt;

(39)    Liens to secure contractual payments (contingent or otherwise) payable by the Parent or its Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other assets;

(40)    other Liens securing Indebtedness to the extent such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (40) and outstanding on the date such other Lien is Incurred, does not exceed the greater of $250.0 million or 1.5% of Total Assets;

(41)    Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Parent or any of the Restricted Subsidiaries with respect to (i) settlements related to any litigation disclosed in public filings or (ii) pending consummation of an acquisition;

(42)    reservations, limitations, provisions and conditions express in any original grant from Her Majesty in Right of Canada or any province thereof of any real property located in Canada; and

(43)    Liens on assets transferred in connection with a Permitted Receivables Facility or on assets of the entity entering into a Permitted Receivables Facility, in each case, incurred in connection with a Permitted Receivables Facility.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of

Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Permitted Prior Lien” means any Lien that has priority over the Lien granted to the Collateral Trustee for the benefit of the Secured Parties and which Lien was permitted under each Secured Debt Document.

“Permitted Receivables Facility” means any Receivables Facility (1) that meets the following conditions: (a) the Receivables Seller will have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to such Receivables Seller and (b) the sale, transfer, contribution or pledge of Receivables Assets to the applicable Person or Receivables Entity is made at fair market value (as reasonably determined in good faith by the Parent) or (2) constituting a receivables financing facility.

“Permitted Receivables Facility Assets” means any Receivables Assets sold, transferred, contributed or pledged in connection with a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time.

“Permitted Refinancing Indebtedness” means any Indebtedness that Refinances any Indebtedness of the Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that Refinances Refinancing Indebtedness; provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date no earlier than the earlier of (i) the final maturity date of the Notes or (ii) the final maturity of the Indebtedness being refinanced, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(3)    if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(4)    such Indebtedness is incurred by any Issuer, any Guarantor or by any Restricted Subsidiary that was an obligor (including, without limitation, as borrower, issuer or guarantor) on the Indebtedness being refinanced and is guaranteed only by any Issuer, any Guarantor or Persons who were obligors (including, without limitation, as borrower, issuer or guarantor) on the Indebtedness being refinanced.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Parent purchased or sold by the Parent or any of its Subsidiaries substantially concurrently with a Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Place of Payment”, when used with respect to the Notes, means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as contemplated by Section 4.02 hereof.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and each Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof) and (ii) subject to the Agreed Security Principles, each Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of Canada (or any province, territory or subdivision thereof)).

“PPSA” means, as applicable, the Personal Property Security Act (Ontario) or the equivalent legislation in any other province or territory of Canada.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Lien” has the meaning as set forth in the Collateral Trust Agreement.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to initially be placed on the Rule 144A Global Note and other Notes that are Restricted Notes.

“Product” means any product developed, acquired, produced, marketed or promoted by the Parent or any of its Subsidiaries in connection with the conduct of a Permitted Business.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness” means Indebtedness Incurred to finance the acquisition, development, construction or lease by the Parent or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed; provided, however, that such Indebtedness is Incurred within 270 days after the completion of the acquisition, development, construction or lease of such Property by the Parent or such Restricted Subsidiary.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Equity Interests” means Equity Interests of the Parent other than (1) Disqualified Stock and (2) Equity Interests sold in an Equity Offering prior to the third anniversary of the Issue Date that are eligible to be used to support an optional redemption of Notes pursuant to Section 3.07 of this Indenture.

“Rating Agencies” means:

(1)    S&P;

(2)    Moody’s; or

(3)    if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision), selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means:

(1)    with respect to S&P, any of the following categories (any of which may include a “+” or a “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)    with respect to Moody’s, any of the following categories (any of which may include a “1,” “2” or a “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)    the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Receivables” means accounts receivable, royalty or other revenue streams, including contract rights, lockbox accounts, records with respect to such accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Assets” means Receivables, the proceeds thereof and other revenue streams and other rights to payment customarily sold, transferred, contributed or pledged together with such Receivables in connection with a Receivables Facility.

“Receivables Entity” means in connection with a Receivables Facility, any special purpose vehicle formed for the purpose of entering into a Receivables Facility and performing its duties and obligations (and exercising its rights) under the related Permitted Receivables Facility Documents, and that is not used for any other purpose or to engage in any other business or activity. For the avoidance of doubt, there may be more than one “Receivables Entity” with respect to any single Receivables Facility.

“Receivables Facility” means a public or private transfer, sale, financing or pledge of Receivables Assets by which any Receivables Entity directly or indirectly securitizes a pool of specified Receivables Assets or pledges such specified Receivables Assets in a secured financing.

“Receivables Sellers” means the Parent and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes issued in reliance on Rule 903 of Regulation S.

“Responsible Officer,” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” has the same meaning as “Restricted Security” set forth in Rule 144(a)(3) promulgated under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note.

“Restricted Subsidiary” means any Subsidiary of the Parent (including the Issuers) that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“Sale Leaseback Transaction” means the leasing by the Parent or any Restricted Subsidiary of any asset, whether owned at the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” has the meaning as set forth in the Collateral Trust Agreement.

“Secured Debt Default” has the meaning as set forth in the Collateral Trust Agreement.

“Secured Debt Documents” has the meaning as set forth in the Collateral Trust Agreement.

“Secured Debt Representative” has the meaning as set forth in the Collateral Trust Agreement.

“Secured Indebtedness” means any Indebtedness of the Parent or any of the Restricted Subsidiaries secured by a Lien; provided that (i) if such Indebtedness is to be secured on a junior basis with the Obligations under the Notes, the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement, (ii) if such in Indebtedness is to be secured on a pari passu basis with the Obligations under the Notes, the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement and (iii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Secured Obligations” has the meaning as set forth in the Collateral Trust Agreement.

“Secured Parties” means the holders of the Secured Obligations, each Secured Debt Representative and the Collateral Trustee.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” has the meaning as set forth in the Collateral Trust Agreement.

“Senior Indebtedness” means with respect to any Person:

(1)    Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)    all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(a)    any obligation of such Person to the Parent or any Subsidiary;

(b)    any liability for federal, state, local or other taxes owed or owing by such Person;

(c)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)    that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture.

“Series of Secured Debt” has the meaning as set forth in the Collateral Trust Agreement.

“Significant Subsidiary” means each Restricted Subsidiary (i) which, for the period of four full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, contributed greater than ten percent (10%) of the Parent’s Consolidated Adjusted EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Parent’s Total Assets as of such date of determination. For purposes of determining whether any entity is a “Significant Subsidiary,” (i) all intercompany balances and activity between the entity being tested and its Subsidiaries, on the one hand, and the Parent and its Subsidiaries, on the other hand, shall be excluded and (ii) any assets held by the entity being tested that would be classified as “restricted” on a consolidated balance sheet of such entity with its Subsidiaries and which are intended to fund payments related to mesh device related claims shall be excluded.

“Somar” means Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable and its subsidiaries.

“Specified Transactions” means:

(1)    solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an issuance of Equity Interests, to the Parent, in each case, in connection with an acquisition or Investment,

(2)    any designation of operations or assets of the Parent or a Restricted Subsidiary as discontinued operations (as defined under GAAP),

(3)    any Investment that results in a Person becoming a Restricted Subsidiary,

(4)    any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture,

(5)    any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person,

(6)    any Asset Sale (without regard for any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent or (b) of a business, business unit, line of business or division of the Parent or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7)    any operational changes identified by the Parent that have been made by the Company or any Restricted Subsidiary during the Four Quarter Period, or

(8)    or any Restricted Payment or other transaction that by the terms of this Indenture requires a financial ratio to be calculated on a pro forma basis.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of its date of issue, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity or economic interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” means each Restricted Subsidiary of the Parent (other than the Issuers and Excluded Subsidiaries that do not guarantee the obligations under the 2017 Credit Agreement in accordance with the terms of the 2017 Credit Agreement) that Guarantees the obligations of the Issuers under this Indenture from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Parent or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing). “Taxes” shall be construed to have a corresponding meaning.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means, as shown on the most recent balance sheet of the Parent for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, total assets of the Parent and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith), with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the entering into the 2017 Credit Agreement by the parties thereto, the issuance of the Initial Notes under this Indenture and the repayment of outstanding debt by the Issuers as described in the “Use of Proceeds” section of the Offering Memorandum and any other transactions related to or entered into in connection therewith.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Parent or any Restricted Subsidiary in connection with the Transactions.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, as determined by the Company, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (the “Statistical Release”) (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2020; provided, however, that if the period from the redemption date to April 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Triggering Indebtedness” means (i) the Credit Agreement or (ii) any other Indebtedness of the Parent or any Restricted Subsidiary represented by bonds, debentures, notes or other securities, in each case, that has an aggregate principal amount or committed amount of at least $150.0 million; provided that, in the case of clauses (i) through (ii) above, in no event shall Triggering Indebtedness include Indebtedness Incurred by a Foreign Restricted Subsidiary that does not directly or indirectly Guarantee, become an obligor under, or otherwise provide direct credit support for any Indebtedness of the Parent or any Restricted Subsidiary that is not a Foreign Restricted Subsidiary.

“Trustee” has the meaning as set forth in the preamble of this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 4.19, (2) any Subsidiary of an Unrestricted Subsidiary and (3) Litha Healthcare Group Limited.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of which the Parent owns, directly or indirectly, all of the Capital Stock, other than directors’ qualifying shares, of such Restricted Subsidiary.

Section 1.02    Other Definitions.

Term	Defined in Section
“Additional Notes”	2.02
“Additional Amounts”	4.21
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Code”	4.21
“Covenant Defeasance”	8.03
“Designation”	4.19
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Initial Lien”	4.12
“Legal Defeasance”	8.02
“Luxembourg Guarantor”	10.02	(b)
“Material Subsidiary”	4.20	(c)

Term	Defined in Section
“Net Assets”	10.02	(b)
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“PTO”	12.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Revocation”	4.19
“Successor Guarantor”	10.04
“Tax Jurisdiction”	4.21
“Tax Redemption Date”	3.10

Section 1.03 Inapplicability of Trust Indenture Act.

No provisions of the TIA are incorporated by reference in or made a part of this Indenture. No terms that are defined under the TIA have such meanings for purposes of this Indenture.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)    “will” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section of clause, as the case may be, of this Indenture.

ARTICLE 2.

THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $300,000,000. In addition, the Issuers may issue, from time to time, without the consent of Holders, in accordance with the provisions of this Indenture, Additional Notes. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $200,000 and integral multiples of $1,000 in excess of $200,000. Interest will be computed on a basis of a 360-day year comprised of twelve 30-day months.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer must sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each of the Issuers (an “Authentication Order”), authenticate Notes in an aggregate principal amount of $300,000,000 for original issue on the Issue Date. The Trustee shall authenticate additional Notes (“Additional Notes”) thereafter in unlimited aggregate principal amount for original issue upon receipt of an Authentication Order. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03    Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Issuers, if any, in respect of the Notes and this Indenture may be served. The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and this Indenture, and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on, the Notes, and will notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or any of the Company’s Subsidiaries) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1)    the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2)    the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)    there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary or DTC Participant shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either sub-clause (1) or (2) below, as applicable, as well as one or more of the other following sub-clauses, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the distribution compliance period (as defined in Regulation S), transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(a)    both:

(1)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)    written instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b)    both:

(1)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(a)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(b)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(c)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to the preceding sub-clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the preceding sub-clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(a)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(b)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)    if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in sub-clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(f)    if such beneficial interest is being transferred to the Parent or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(g)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(a)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(b)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)    if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in sub-clauses (b) through (d) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(f)    if such Restricted Definitive Note is being transferred to the Parent or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(g)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (a) above, the appropriate Restricted Global Note, in the case of clause (a) above, the 144A Global Note, in the case of clause (c) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the sub-clauses in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-clauses (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(a)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(b)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(c)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Private Placement Legend.

(a)    Except as permitted by sub-clause (b) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ISSUE DATE OF ANY ADDITIONAL NOTES OF THE SAME SERIES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE

ISSUERS WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (F) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUERS AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.

BY ITS ACQUISITION OF THIS SECURITY OR AN INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR AN INTEREST HEREIN CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR

OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (AS DEFINED IN SECTION 3(42) OF ERISA OR ANY APPLICABLE SIMILAR LAWS) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY OR AN INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(b)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to sub-clauses (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT,

AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Issuers will be required:

(a)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing any notice of redemption under Section 3.03 hereof and ending at the close of business on the day of such mailing;

(b)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among any participants of the Depositary or Beneficial Owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

The Trustee shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. In connection with any proposed exchange of a certificated note for a global note, the Issuers shall be required to use commercially reasonable efforts to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code. The Trustee shall be entitled rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. Upon written request for replacement of a Note by a Holder, the Trustee and the Issuers shall receive an indemnity bond sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge the Holder for its expenses in replacing a Note, with any expense of the Trustee to be reimbursed in accordance with the terms of this Indenture.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid under this Indenture, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Parent or an Affiliate of the Parent holds the Note; however, Notes held by the Parent or a Subsidiary of the Parent shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Parent, a Subsidiary or an Affiliate of any thereof) holds by 10 a.m. New York City time, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act) and in accordance with the Trustee’s customary procedures. Upon written request and at the expense of the Issuers, evidence of the cancellation of such Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Issuers will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    CUSIP or ISIN Numbers

The Issuers in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, at least 45 days prior to a redemption date (unless shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the redemption date, the Issuers shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the clause of this Indenture pursuant to which the redemption shall occur and the redemption price (identifying the Notes by CUSIP or ISIN, as applicable). Notice given to the Trustee pursuant to this Section 3.01 may, at the Issuers’ discretion, state that any such redemption may be subject to the satisfaction of one or more conditions precedent.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, by lot in accordance with DTC procedures) unless otherwise required by law or applicable stock exchange or depositary requirements.

Upon selection, the Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $200,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

Subject to the provisions of Sections 3.09 and 3.10 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 11 hereof. Any notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent.

The notice will identify the Notes (by CUSIP or ISIN, if applicable) to be redeemed and will state:

(a)    the redemption date;

(b)    the redemption price;

(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder of Notes upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)    if such notice is conditioned upon the occurrence of one or more conditions precedent, the nature of such conditions precedent;

(h)    the clause of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ written request, the Trustee will give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Any redemption notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Issuer’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. The Issuers shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any conditions precedent contained in such notice of redemption.

Section 3.05    Deposit of Redemption or Purchase Price.

If the Issuers elect to redeem Notes in accordance with Section 3.07 hereof, one Business Day prior to the anticipated redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of accrued interest on all Notes to be redeemed or purchased on that date. Upon payment of any amount in connection with redemption, the Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of accrued interest on all Notes to be redeemed or purchased.

If the Issuers comply with the above provisions of this Section 3.05, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the above provisions of this Section 3.05, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07    Optional Redemption.

(a)    At any time prior to April 15, 2020, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture, upon not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to 105.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date), with the net cash proceeds of an Equity Offering; provided that:

(1)    at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)    the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b)    At any time prior to April 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)    Except pursuant to the preceding clauses (a) and (b) of this Section 3.07 and Section 3.10 of this Indenture, the Notes will not be redeemable at the Issuers’ option prior to April 15, 2020.

(d)    On or after April 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date):

Year	Percentage
2020	102.938%
2021	101.469%
2022 and thereafter	100.000%

(e)    Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08    Mandatory Redemption.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the notes as described in Sections 4.10 and 4.14. The Parent, the Issuers and their Affiliates may at any time and from time to time purchase notes in the open market, by tender offer, negotiated transactions or otherwise.

Section 3.09    Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail or electronically, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(a)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(b)    the Offer Amount, the purchase price and the Purchase Date;

(c)    that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

(d)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrete or accrue interest after the Purchase Date;

(e)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $200,000 or an integral multiple of $1,000 in excess thereof;

(f)    that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)    that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; Notes held in book entry form shall be withdrawn in accordance with the Depositary’s Applicable Procedures;

(h)    that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Trustee, after consultation with the Company, will select the Notes and the Company or the Parent will select other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $200,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(i)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10    Redemption for Changes in Taxes

The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 30 nor more than 60 days’ notice (provided that the Trustee receives notice at least 45 days prior to such redemption unless a shorter period is agreed to by the Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but not including, the date of redemption (a “Tax Redemption Date”) (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date), if on the next date on which any amount would be payable in respect of the Notes, the Issuers or any of the Guarantors are or would be required to pay Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by an Issuer or another Guarantor or cannot be made by an Issuer or another Guarantor without the obligation to pay Additional Amounts), and the Issuers or such Guarantor cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent), and the requirement arises as a result of:

(a)    any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally proposed before and becomes effective on or after the Issue Date (or if the relevant Tax Jurisdiction has changed since the Issue Date, on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture); or

(b)    any change in, or amendment to, the existing official published position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment has not been publicly announced as formally proposed before and becomes effective on or after the Issue Date (or if the relevant Tax Jurisdiction has changed since the Issue Date, on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture).

The Issuers will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuers would be obligated to make such payment or withholding if a payment in respect of the Notes were then due and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee an opinion of independent tax counsel (which counsel shall be reasonably acceptable to the Trustee) to the effect that there has been such change or amendment which would entitle the Issuers to redeem the Notes hereunder. In addition, before the Issuers send notice of redemption of the Notes as described herein, they will deliver to the Trustee an Officers’ Certificate to the effect that they cannot avoid their obligation to pay Additional Amounts by the Issuers taking reasonable measures available to them.

The Trustee will accept and shall be entitled to conclusively rely on such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions as described above, in which event it will be conclusive and binding on all of the Holders.

ARTICLE 4.

COVENANTS

Section 4.01    Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 10:00 a.m. (New York City Time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

The Issuers will maintain in each Place of Payment for Notes an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in each Place of Payment for Notes for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03    Reports.

(a)    Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent will provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections. The Parent will not be required to provide the Trustee with any such information, documents or reports that are filed with the SEC and the Trustee shall have no responsibility whatsoever to determine if such information, documents or reports have been filed with the SEC. The Trustee shall not be obligated to monitor or confirm on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

(b)    Notwithstanding anything herein to the contrary, in the event that the Parent fails to comply with its obligation to file or provide such information, documents and reports as required hereunder, the Parent will be deemed to have cured such Default for purposes of Section 6.01(4) upon the provision of all such information, documents and reports required hereunder prior to the expiration of 60 days after written notice to the Parent of such failure from the Trustee or the Holders of at least 25% of the principal amount of the Notes.

(c)    For so long as any Restricted Notes are outstanding the Parent agrees that, in order to render such Restricted Notes eligible for resale pursuant to Rule 144A under the Securities Act, it will make available, upon request, to any Holder of Restricted Notes or prospective purchasers of Restricted Notes the information specified in Rule 144A(d)(4), unless the Parent furnishes such information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(d)    Delivery of such reports, information and documents under this Section 4.03, as well as any such reports, information and documents pursuant to this Indenture, to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ and Guarantors’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall have no responsibility or liability for the filing, timeliness or content of any report required under this Section 4.03 or any other reports, information and documents required under this Indenture (aside from any report that is expressly the responsibility of the Trustee subject to the terms hereof).

Section 4.04    Compliance Certificate.

(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officers’ Certificate (that need not comply with Section 13.05) signed by a principal executive, principal financial or principal account Officers, stating that a review of the activities of the Parent and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)    So long as any of the Notes are outstanding, the Parent will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Parent is taking or proposes to take with respect thereto.

Section 4.05    Taxes.

The Parent will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06    Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Restricted Payments.

(a)    The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Parent or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent and other than dividends or distributions payable to the Parent or a Restricted Subsidiary);

(2)    purchase, redeem or otherwise acquire or retire for value, directly or indirectly, (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent;

(3)    make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent and any of the Restricted Subsidiaries), except a payment of principal at, or within 365 days of, the Stated Maturity thereof; or

(4)    make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(i)	at the time of such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)	immediately after giving effect to such Restricted Payment, on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(iii)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by Section 4.07(b)(1), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum, without duplication, of:

(a)    50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from December 31, 2016 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)    100% of the aggregate Net Cash Proceeds and the Fair Market Value of property (other than cash) and marketable securities received by the Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Parent or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or convertible or exchangeable debt securities of the Parent, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Parent (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent); plus

(c)    100% of the aggregate amount received in cash and the Fair Market Value of property (other than cash) and marketable securities received by the Parent or a Restricted Subsidiary after the Issue Date by means of (i) returns, profits, distributions and similar amounts from, and the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of, Restricted Investments made by the Parent or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent or the Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Parent or the Restricted Subsidiaries, (ii) the sale (other than to the Parent or a Restricted Subsidiary) of the Capital Stock of an Unrestricted

Subsidiary and (iii) returns, profits, distributions and similar amounts from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment), in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Parent for such period; plus

(d)    to the extent that any Restricted Investment that was made after the Issue Date is made in an entity that subsequently becomes a Restricted Subsidiary, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(e)    to the extent that any Unrestricted Subsidiary designated as such after the Issue Date is redesignated as a Restricted Subsidiary or merges or consolidates with or into the Parent or any Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Restricted Investment in such Subsidiary as of the date of such redesignation, merger or reconsolidation or (ii) the aggregate amount of the Restricted Investments in such Subsidiary to the extent such Restricted Investments reduced the amount available under this clause (iii) and were not previously repaid or otherwise reduced; plus

(1)    $1,250.0 million.

(b)    Section 4.07(a) will not prohibit:

(1)    the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)    the making of any Restricted Payment in exchange for, or out of or with the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Parent; provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will not be considered to be Net Cash Proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(iii)(B) and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07;

(3)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) or the making of any other Restricted Payment by a Restricted Subsidiary of the Parent to the holders of its Equity Interests on a pro rata basis;

(4)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the Net Cash Proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)    the repurchase, redemption or other acquisition or cancellation, termination or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary held by any future, current or former officers, directors, agents, consultants and employees of the Parent or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or stock incentive plans or other benefits plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in any calendar year (with any unused amount in any calendar year being carried forward and available in the next succeeding year); provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(i)	the Net Cash Proceeds from the sale of Qualifying Equity Interests of the Parent to members of management, directors or consultants of the Parent or any of its Subsidiaries that occurs after the Issue Date to the extent the Net Cash Proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(a)(iii) or Section 4.07(b)(2) or to an optional redemption of Notes pursuant to Section 3.07; plus

(ii)	the cash proceeds of key man life insurance policies received by the Parent or the Restricted Subsidiaries after the Issue Date; and

in addition, cancellation of Indebtedness owing to the Parent from any future, current or former officers, directors, agents, consultants and employees (or any permitted transferees thereof) of the Parent or any of its Subsidiaries, in connection with a repurchase of Equity Interests of the Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provisions of this Indenture);

(6)    the repurchase of Equity Interests of the Parent (i) deemed to occur upon the exercise of stock options or warrants, other equity derivatives or other securities convertible into, exercisable for or in settlement for Capital Stock of the Parent to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants, other equity derivatives or other securities convertible into, exercisable for or in settlement for Capital Stock of the Parent, (ii) upon the exercise of stock options, warrants other equity derivatives or other securities convertible into, exercisable for or unsettlement for Capital Stock of the Parent in an equal or lesser amount to the amount exercised in order to reduce the dilutive effects of such exercise, (iii) deemed to occur upon the non-cash exercise of stock options or warrants or other securities convertible into or exercisable for Capital Stock of the Parent to pay taxes or (iv) upon the exercise of any call option or capped call option (or substantively equivalent derivative transaction) described in the definition of “Permitted Bond Hedge Transaction” in connection with a Permitted Bond Hedge Transaction;

(7)    so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or any Preferred Stock of any Restricted Subsidiary permitted to be issued on or after the Issue Date under Section 4.09;

(8)    payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent or any of the Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or other securities convertible into or exercisable for Capital Stock of any such Person or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 4.09(b)(2);

(10)    the repurchase, redemption or other acquisition or retirement for value of any Indebtedness (other than any Permitted Convertible Indebtedness Call Transaction) of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee pursuant to provisions similar to Sections 4.10 and 4.14; provided that, prior to consummating, or concurrently with, any such repurchase, the Issuers or the Company, as the case may be, have made any Change of Control Offer or Asset Sale Offer required by this Indenture and have repurchased all Notes validly tendered for payment in connection with such offers;

(11)    the declaration or payment of cash dividends on the Parent’s common stock in an amount not to exceed $0.20 per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (11) is not increased or decreased solely as a result of any stock-split, stock dividend or similar reclassification) plus the payment of pro rata dividends on shares subject to issuance pursuant to outstanding options;

(12)    the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Investments in Capital Stock of or Indebtedness in Permitted Joint Ventures pursuant to clause (19)(b) of the definition of “Permitted Investments”);

(13)    the declaration and payment of dividends or distributions to holders of any class or series of Preferred Stock (other than Disqualified Stock) of the Parent or any of the Restricted Subsidiaries outstanding on, or issued after, the Issue Date; provided that, immediately after giving pro forma effect to the issuance of any such Preferred Stock issued after the Issue Date (assuming the payment of dividends thereon even if permitted to accrue under the terms thereof), the Parent could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a);

(14)    the repurchase, redemption, defeasance or other retirement for value of any Permitted Convertible Indebtedness, including any payments required in connection with a conversion of any Permitted Convertible Indebtedness;

(15)    payments or distributions made in Equity Interests (other than Disqualified Stock) of the Parent;

(16)    payments made in connection with (including, without limitation, purchases of) any Permitted Bond Hedge Transaction;

(17)    payments made (A) to exercise or settle any Permitted Warrant Transaction (a) by delivery of common stock of the Parent, (b) by set-off against the related Permitted Bond Hedge Transaction or (c) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Parent or any of the Restricted Subsidiaries pursuant to the exercise or settlement of any related Permitted Bond Hedge Transaction, or (B) to terminate any Permitted Warrant Transaction;

(18)    any transfer, assignment or conveyance of a Permitted Convertible Indebtedness Call Transaction;

(19)    other Restricted Payments in an aggregate amount not to exceed the greater of $1,050.0 million or 7.5% of Total Assets since the Issue Date; and

(20)    so long as no Event of Default has occurred and is continuing, other Restricted Payments so long as, on the date of such Restricted Payment and after giving effect thereto on a pro forma basis, the Consolidated Total Debt Ratio would be no greater than 3.75 to 1.0.

(c)    The amount of all Restricted Payments (or transfer or issuance that would constitute Restricted Payments but for the exclusions from the definition thereof) and Permitted Investments (other than cash) will be the Fair Market Value on the date of the transfer or issuance of the asset(s) or securities proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment (or transfer or issuance that would constitute a Restricted Payment but for the exclusions from the definition thereof) or Permitted Investment.

(d)    For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (20) above or is entitled to be made pursuant to Section 4.07(a) or as a Permitted Investment, the Company, in its sole discretion, will be able to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (20) and such Section 4.07(a) or as a Permitted Investment in any manner that otherwise complies with this Section 4.07(a).

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Parent will not, and will not permit any of the Restricted Subsidiaries, to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Parent or any of the Restricted Subsidiaries or pay any indebtedness owed to the Parent or any of the Restricted Subsidiaries;

(2)    make loans or advances to the Parent or any of the Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Parent or any of the Restricted Subsidiaries.

(b)    Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(4)    agreements in effect at or entered into on the Issue Date;

(5)    this Indenture, the Notes, the Note Guarantees, the Security Documents and the Collateral Trust Agreement;

(6)    agreements governing other Indebtedness permitted to be incurred under Section 4.09, provided that, except with respect to any such Incurrence of Indebtedness under the Credit Agreement, in the judgment of the Company, such incurrence will not materially impair the Company’s ability to make payments under the Notes when due (as determined in good faith by senior management or the Board of Directors of the Company);

(7)    applicable law, rule, regulation or order;

(8)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(9)    customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(10)    Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages;

(11)    any agreement in connection with the sale or disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary that imposes such encumbrance or restriction pending the closing of such sale or disposition;

(12)    Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(13)    Liens permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(14)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(15)    prohibitions, restrictions or conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice;

(16)    any agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent) and outstanding on such date;

(17)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(18)    customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(19)    any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in clauses (1) through (18) above and clauses (20) and (21) below of this Section 4.08(b); provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, as reasonably determined by the Company, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(20)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Parent or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are subject to such agreement; and

(21)    any encumbrance or restriction existing under or by reason of contractual requirements in connection with a Permitted Receivables Facility.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Parent will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness, and the Parent will not issue any Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Parent will be entitled to Incur Indebtedness or issue Disqualified Stock and any Restricted Subsidiary will be entitled to Incur Indebtedness or issue Preferred Stock if, on the date of such Incurrence or issuance and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0.

(b)    Notwithstanding Section 4.09(a), the Parent and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (collectively, “Permitted Debt”):

(1)    Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $5.6 billion; provided, that (i) the Parent or the Restricted Subsidiaries can Incur additional Secured Indebtedness under this clause (1) if, after giving pro forma effect to such Incurrence, the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0 and (ii) the Parent or the Restricted Subsidiaries can Incur additional Pari Passu Lien Indebtedness under this clause (1) if, after giving pro forma effect to such Incurrence, the Consolidated First Lien Secured Debt Ratio would be no greater than 3.0 to 1.0;

(2)    Indebtedness owed to and held by the Parent or a Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary and (ii) any subsequent transfer of such Indebtedness (other than to the Parent or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon that was not permitted by this clause (2);

(3)    the Notes (including any Note Guarantee but excluding any Additional Notes);

(4)    Indebtedness that is outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) above);

(5)    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Parent (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Parent); provided, however, that on the date of such acquisition and after giving effect thereto on a pro forma basis, either (i) the Parent would be entitled to Incur at least $1.00 of additional

Indebtedness pursuant to Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio (A) would be at least 1.75 to 1.0 and (B) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(6)    Permitted Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.09(a) or Sections 4.09(b)(3), (4), (5), (22), (25) or this clause (6);

(7)    Swap Obligations directly related to Indebtedness permitted to be Incurred by the Parent and the Restricted Subsidiaries pursuant to this Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8)    obligations in respect of (i) worker’s compensation and self-insurance and performance, bid, stay, customs, appeal, replevin and surety bonds and performance and completion guarantees and letters of credit supporting such obligations provided by the Parent or any Restricted Subsidiary and (ii) trade letters of credit and deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current or former officers, directors and employees of the Parent or any of its Subsidiaries, in each case Incurred in the ordinary course of business;

(9)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, credit card, purchase card or similar instrument drawn against insufficient funds and similar liabilities in the ordinary course of business or other cash management services in the ordinary course of business or consistent with industry practice or other treasury, depositary and cash management services in the ordinary course of business or consistent with industry practice; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten business days of notification to the Company of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its Incurrence;

(10)    Indebtedness consisting of any Guarantee by (i) the Issuers or a Guarantor of Indebtedness or other Obligations of the Parent or any of the Restricted Subsidiaries, (ii) a Foreign Restricted Subsidiary of Indebtedness or other Obligations of another Foreign Restricted Subsidiary or (iii) a Non-Guarantor Subsidiary (other than the Issuers) of Indebtedness or other Obligations of another Non-Guarantor Subsidiary (other than the Issuers), in each case so long as the Incurrence of such guaranteed Indebtedness or other obligations by the Parent or such Restricted Subsidiary is permitted under the terms of this Indenture; provided, that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)    (i) Capital Lease Obligations and (ii) Attributable Debt, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (11), does not exceed the greater of $200.0 million or 1.0% of Total Assets;

(12)    Indebtedness of Non-Guarantor Subsidiaries (other than the Issuers) and Foreign Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (12), does not exceed the greater of $750.0 million or 5.0% of Total Assets;

(13)    Indebtedness Incurred after the Issue Date in respect of Purchase Money Indebtedness and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (13), does not exceed the greater of $450.0 million or 3.0% of Total Assets;

(14)    Indebtedness of the Parent or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates, (ii) take-or-pay obligations contained in supply agreements or (iii) customer deposits and advance payments received from customers for goods and services purchased, in each case, in the ordinary course of business;

(15)    Indebtedness of the Parent or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(16)    Indebtedness in an aggregate amount not to exceed the foreign currency equivalent of the greater of $400.0 million or 2.5% of Total Assets in respect of letters of credit denominated in currencies other than U.S. dollars;

(17)    Foreign Jurisdiction Deposits;

(18)    Indebtedness consisting of guarantees of indebtedness or other obligations of joint ventures permitted under clause (19)(a) of the definition of “Permitted Investments;”

(19)    Indebtedness Incurred in connection with judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 6.01(6);

(20)    Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, agents, consultants and employees, in an aggregate amount not to exceed $20.0 million at any one time outstanding, and (ii) reimbursements owed to officers, directors, agents, consultants and employees of the Parent or any of its Subsidiaries;

(21)    Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of the Parent or any of its Subsidiaries, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of the Parent or any of its Subsidiaries, to the extent permitted under Section 4.07(b)(5);

(22)    Indebtedness of the Issuers or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Issuers or such Guarantor of property used or useful in a Permitted Business (including a Product) (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, however, on the date of such Incurrence and after giving effect thereto on a pro forma basis, either (i) the Consolidated Total Debt Ratio would not be greater than 6.5 to 1.0 or (ii) the Fixed Charge Coverage Ratio (A) would permit to incur at least $1.00 of additional Indebtedness or (B) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such Incurrence;

(23)    Non-Recourse Debt; provided, however, that the aggregate principal amount of any such Indebtedness, when taken together with all other Indebtedness Incurred pursuant to this clause (23) and then outstanding, does not exceed the greater of $400.0 million or 2.5% of Total Assets;

(24)    Indebtedness consisting of obligations under any Permitted Convertible Indebtedness Call Transaction;

(25)    Indebtedness of the Parent or of any of the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when taken together with all other Indebtedness of the Parent and the Restricted Subsidiaries then outstanding and Incurred pursuant to this clause (25), does not exceed the greater of $750.0 million or 5.0% of Total Assets, in each case, plus 100% of the net proceeds received by the Parent from the issuance or sale of Equity Interests (other than Disqualified Stock); and

(26)    Indebtedness Incurred pursuant to a Permitted Receivables Facility.

(c)    For purposes of determining compliance with this Section 4.09:

(1)    all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of the definition of “Permitted Debt”;

(2)    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 4.09, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.09(b) (provided that any Indebtedness originally classified as Incurred pursuant to any of clauses (2) through (26) of Section 4.09(b) may later be reclassified as having been Incurred pursuant to Section 4.09(a) or any other of clauses (2) through (26) of Section 4.09(b) to the extent that such reclassified Indebtedness could be Incurred pursuant to Section 4.09(a) or one of clauses (2) through (26) of Section 4.09(b), as the case may be, if it were Incurred at the time of such reclassification);

(3)    the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 4.09; and

(4)    with respect to Indebtedness permitted under Section 4.09(b)(4) in respect of Sale Leaseback Transactions that are not Capital Lease Obligations on the Issue Date, any reclassification of such Sale Leaseback Transactions as Capital Lease Obligations shall not be deemed an Incurrence of Indebtedness for purposes of this Section 4.09(b)(4).

(d)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

(e)    The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

(f)    The Parent will not, and will not permit any Issuer or Subsidiary Guarantor to, directly or indirectly incur any Indebtedness (including Permitted Debt) that is subordinated or junior in right of payment to any Indebtedness of the Parent or such Issuer or Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or the applicable Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Parent or such Issuer or Subsidiary Guarantor, as the case may be; provided that (i) unsecured Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it is unsecured and (ii) Indebtedness shall not be treated as subordinated or junior in right of payment to other Indebtedness merely because such Indebtedness has a junior priority with respect to any collateral.

Section 4.10    Asset Sales.

(a)    The Parent will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or shares of Capital Stock of a Restricted Subsidiary issued or sold or otherwise disposed of;

(2)    at least 75% of the consideration received in the Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)    any liabilities, as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, of the Parent or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) (i) that are assumed by the transferee of any such assets and for which the Parent or such Restricted Subsidiary, as the case may be, have been released or indemnified against further liability or (ii) in respect of which neither the Parent nor any Restricted Subsidiary following such Asset Sale has any obligation;

(b)    any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary within 365 days into cash, to the extent of the cash received in that conversion;

(c)    any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $300.0 million or 2.0% of Total Assets; and

(d)    any Investment, stock, asset, property or capital expenditure of the kind referred to in Section 4.10(b)(3).

(b)    Within one year from the later of the date of an Asset Sale or the receipt of any Net Proceeds from an Asset Sale, the Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)    to prepay, repay, redeem or purchase (i) Indebtedness and other Obligations that are secured by a Lien or (ii) Indebtedness (other than any Disqualified Stock) and other Obligations of a Non-Guarantor Subsidiary (other than the Issuers), and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)    to prepay, repay, redeem or purchase Senior Indebtedness of the Issuers or any Guarantor; provided, that, the Company shall (y) apply a pro rata portion (determined and as modified based on the provisions set forth below) of such Net Proceeds to redeem or repurchase the Notes (i) as described in Section 3.07 or (ii) through open market purchases at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon, or (z) make an offer (in accordance with the procedures set forth below) to all Holders to purchase their Notes at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon (in each case other than Indebtedness or other Obligations owed to the Parent or an Affiliate of the Parent);

(3)    to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), to acquire assets or property or to make capital expenditures, in each case (i) used or useful in a Permitted Business or (ii) that replace the properties and assets that are the subject of such Asset Sale; or

(4)    or any combination of the foregoing;

provided that, in the case of Section 4.10(b)(3), entering into and not abandoning or rejecting a binding commitment to make an investment to satisfy Section 4.10(b)(3) above shall be treated as a permitted application of Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after the later of the receipt of such Net Proceeds or the date of such Asset Sale and (y) if such investment is not consummated within the period set forth in sub clause (x), or otherwise applied as set forth in Section 4.10(b)(1) or (2), the Net Proceeds not so applied will be deemed to constitute Excess Proceeds under Section 4.10(d).

(c)    Pending the final application of any Net Proceeds, the Parent (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d)    Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of $250.0 million or 1.5% of Total Assets, within 30 days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders and all holders of other Senior Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase, repay or redeem with the proceeds of sale of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Senior Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, if less, or such lesser amount as may be provided by the terms of such other Senior Indebtedness), plus accrued and unpaid interest to the date of purchase, prepayment or redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed or repurchased prior to such date), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Senior Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Senior Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $200,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligations with respect to any Net Proceeds prior to the expiration of the relevant one year period or with respect to Excess Proceeds of $250.0 million or less.

(e)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

(f)    The provisions under this Indenture relative to the Company’s obligation to make an Asset Sale Offer may be waived or modified with the consent of the Holders of a majority in principal amount of the then outstanding Notes.

Section 4.11    Transactions with Affiliates.

(a)    The Parent will not, and will not permit any of the Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, or advance with or guarantee for the benefit of, any Affiliate of the Parent (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)    the Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person; and

(2)    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction has been approved by a majority of the Board of Directors of the Company and complies with Section 4.11(a)(1).

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.11(a):

(1)    any employment or consulting agreement, incentive agreement, employee benefit plan, severance agreement, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Company and payments pursuant thereto;

(2)    (i) transactions between or among the Parent and/or the Restricted Subsidiaries and any Person that becomes a Restricted Subsidiary as a result of such transaction and (ii) any transactions pursuant to any agreement between any Person and an Affiliate of such Person existing at the time such Person becomes a Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any Subsidiary of the Parent;

(3)    transactions with any Person that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person; provided that any Person that is jointly controlled by the Parent or its officers, directors or employees shall for purposes of this clause (3) be deemed to be “solely controlled” by the Parent;

(4)    payment of reasonable fees or other reasonable compensation to, provision of customary benefits or indemnification agreements to, and the reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of, officers, directors, employees or consultants of the Parent or any of the Restricted Subsidiaries;

(5)    any sale or issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(6)    Restricted Payments (or transfers or issuances that would constitute Restricted Payments but for the exclusions from the definition thereof) that do not violate Section 4.07 and Permitted Investments;

(7)    loans or advances to employees of the Parent or any of its Subsidiaries in the ordinary course of business of the Parent or the Restricted Subsidiaries not to exceed $50.0 million in the aggregate at any one time outstanding;

(8)    any agreement as in effect on the Issue Date and described in the Offering Memorandum (or described in a document incorporated by reference in the Offering Memorandum as of the Issue Date) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Parent or the Restricted Subsidiaries as determined in good faith by the Company) and the transactions evidenced thereby;

(9)    transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of Section 4.11(a)(1);

(10)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms hereof which are fair to the Parent and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Board of Directors of the Company or the senior management thereof in good faith);

(11)    transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Parent or a Subsidiary of the Parent holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Parent or any Subsidiary participating in such joint ventures than they are to other joint venture partners as determined in good faith by the Company;

(12)    the existence of, or the performance by the Parent or any of the Restricted Subsidiaries of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational documents or stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (12) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Parent and the Restricted Subsidiaries than the agreement in effect on the Issue Date (as determined by the Board of Directors of the Company or the senior management thereof in good faith);

(13)    the provision of services to directors or officers of the Parent or any of the Restricted Subsidiaries of the nature provided by the Parent or any of the Restricted Subsidiaries to customers in the ordinary course of business;

(14)    transactions undertaken for the purpose of improving the consolidated tax efficiency of the Parent or its Subsidiaries as determined in good faith by the Company;

(15)    any Incurrence of Indebtedness permitted by Section 4.09; and

(16)    leases or subleases of property in the ordinary course of business not materially interfering with the business of the Parent and the Restricted Subsidiaries taken as a whole as determined in good faith by the Company.

Section 4.12    Liens.

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens; except, in the case of any property that does not constitute Collateral, any Initial Lien securing any Indebtedness if the Notes are secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 4.13    Corporate Existence.

Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a company.

Section 4.14    Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control Repurchase Event occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control offer (a “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed or repurchased prior to such date) (the “Change of Control Payment”).

(b)    Within 30 days following any Change of Control Repurchase Event, the Issuers will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and stating:

(1)    that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2)    the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)    that any Note not tendered will continue to accrue interest;

(4)    that, unless the Issuers default in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; Notes held in book entry form shall be withdrawn in accordance with the Depositary’s Applicable Procedures;

(7)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $200,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(8)    whether such notice is conditioned upon the consummation of a Change of Control Repurchase Event.

(c)    The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.14 by virtue of such compliance.

(d)    On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    prior to 11:00 a.m. (New York City time) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e)    Notwithstanding anything to the contrary in this Section 4.14, the Issuers will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding notes properly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the notes properly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all the notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of notes being repurchased, plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase (subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date if the notes have not been redeemed or repurchased prior to such date).

(g)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the consummation of such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control Repurchase Event at the time the Change of Control Offer is made.

(h)    The provisions under this Indenture relative to the Issuers’ obligation to make a Change of Control Offer may be waived or modified with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes.

Section 4.15    [Reserved].

Section 4.16 Limitation on Sale Leaseback Transactions.

The Parent will not, and will not permit any of the Restricted Subsidiaries to, enter into any Sale Leaseback Transaction with respect to any asset; provided that the Parent or any Restricted Subsidiary may enter into a Sale Leaseback Transaction if:

(a)    the Parent or that Restricted Subsidiary would be entitled to (i) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale Leaseback Transaction under Section 4.09 and (ii) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.12;

(b)    the gross cash proceeds received by the Parent or any Restricted Subsidiary in connection with such Sale Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(c)    the Parent applies the proceeds of such transaction in compliance with Section 4.10 hereof.

Section 4.17    Payments for Consent.

The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18    Additional Note Guarantees.

If any direct or indirect Restricted Subsidiary of the Parent (other than the Issuers and Excluded Subsidiaries, except any Excluded Subsidiary which becomes a guarantor under the 2017 Credit Agreement in accordance with the terms of the 2017 Credit Agreement) that is not a Subsidiary Guarantor becomes a guarantor or obligor in respect of any Triggering Indebtedness, within 10 business days of such event the Parent will cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to Guarantee the Issuers’ Obligations under the Notes, fully and unconditionally and on a senior basis. The form of such supplemental indenture is attached as Exhibit E hereto.

The Parent also may, at any time, cause a Subsidiary (other than the Issuers) to become a Subsidiary Guarantor by executing and delivering a supplemental indenture providing for the Guarantee of payment of the Notes by such Subsidiary on the basis provided above.

Section 4.19    Designation of Restricted and Unrestricted Subsidiaries.

The Company may designate after the Issue Date any Subsidiary of the Parent (other than the Issuers) (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(a)    no Default or Event of Default has occurred and is continuing after giving effect to such Designation; and

(b)    either (x) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (y) if such Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted under Section 4.07.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(c)    (x) the Parent could Incur at least $1.00 of additional Indebtedness under Section 4.09(a) or (y) the Fixed Charge Coverage Ratio would be greater than immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation;

(d)    all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and

(e)    no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

Each Designation and Revocation must be evidenced by promptly delivering to the Trustee a board resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officers’ Certificate certifying compliance with the preceding provisions. A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary.

Section 4.20.    Fall Away Event

In the event of the occurrence of a Fall Away Event (and notwithstanding the failure of the Company subsequently to maintain an Investment Grade Rating):

(a)    Sections 4.07, 4.08, 4.09, 410, 4.11, 4.16(a)(i), 4.16(c), 4.18, 4.19 and 5.01(a)(4) and Article 12 shall each no longer be in effect for the remaining term of the applicable Notes; and

(b)    Section 4.12 hereof shall be replaced in its entirety with the following covenant:

“(a)    The Parent will not, and will not permit any Material Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Restricted Property securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(b)     Notwithstanding the restrictions described above, the Parent and the Material Subsidiaries may, directly or indirectly, Incur or permit to exist any Lien that would otherwise be subject to the restrictions set forth in Section 4.12(a) without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured if, at the time of such Incurrence or permission, after giving effect thereto and to the retirement of any Secured Indebtedness which is concurrently being retired, the aggregate principal amount of outstanding Secured Indebtedness which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Debt of the Parent and the Material Subsidiaries in respect of Sale Leaseback Transactions with respect to any Restricted Property, does not exceed 15% of Total Assets.”

(c)    the following definition shall be added to Section 1.01 in alphabetical order:

“Restricted Property” means (a) any manufacturing facility (or portion thereof) owned or leased by the Parent or any Material Subsidiary that, in the good faith opinion of the Company’s Board of Directors, is of material importance to the Parent’s business taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 2% of the Parent’s Total Assets measured as of the end of the most recent quarter for which financial statements are available; or (b) any Capital Stock of any Material Subsidiary of the Parent owning a manufacturing facility (or a portion thereof) covered by clause (a). As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance, engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration and “Material Subsidiary” means any Subsidiary of the Parent that constitutes more than 5% of the Parent’s Total Assets”; and

(d)    the definition of “Permitted Liens” shall be replaced in its entirety with the following definition:

“Permitted Liens” means:

(1)    Liens existing on the Fall Away Date;

(2)    Liens in favor of the Parent or a Subsidiary;

(3)    Liens on any property existing at the time of the acquisition thereof;

(4)    Liens on any property of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into the Parent or a Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Material Subsidiary;

(5)    Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capital Lease Obligation), construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 18 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;

(6)    Liens securing industrial revenue, pollution control or similar bonds; and

(7)    any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of clauses (1), (3), (4) or (5) that would not otherwise be permitted pursuant to any of clauses (1) through (6), to the extent that (A) the principal amount of Indebtedness secured thereby and not otherwise permitted to be secured pursuant to any of clauses (1) through (6) does not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced.

In addition, the Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released in whole upon the occurrence of the Fall Away Date.

Section 4.21.     Additional Amounts

All payments made by or on behalf of the Issuers or any of the Guarantors under or with respect to the Notes or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Issuers or any Guarantor (including any successor entity), is then incorporated, engaged in business, organized or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuers or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each of (1) and (2), a “Tax Jurisdiction”), will at any time be required to be made from any payments under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each holder or Beneficial Owner of Notes after such withholding, deduction or imposition will equal the respective amounts of cash that would have been received and retained in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(a)    any Taxes, to the extent such Taxes would not have been imposed but for the Holder or the Beneficial Owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) being a citizen or resident or national of, incorporated in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the acquisition or holding of such Notes, the exercise or enforcement of rights under such Note or this Indenture or under a Note Guarantee of a Guarantor or the receipt of payments in respect of such Note or a Note Guarantee of a Guarantor;

(b)    any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(c)    any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(d)    any Note presented for payment (where presentation is required) by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(e)    any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee of a Guarantor;

(f)    any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or Beneficial Owner of Notes, following the Issuers’ reasonable written request addressed to the Holder or Beneficial Owner at least 60 days before any such withholding or deduction would be payable to the holder or Beneficial Owner, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or Beneficial Owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or Beneficial Owner is legally entitled to provide such certification or documentation;

(g)    any Taxes imposed or withheld by reason of the failure of the holder or Beneficial Owner of the Notes to comply with the requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471(b) of the Code;

(h)    any withholding Tax imposed by the United States or a political subdivision thereof; or

(i)    any combination of clauses (a) through (h) above.

In addition to the foregoing, the Issuers and any Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, value added, transfer, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Note Guarantee of a Guarantor or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee of a Guarantor.

If the Issuers or any Guarantor, as the case may be, becomes aware that it or they will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee of a Guarantor, the Issuers or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuers or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificates must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Issuers or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely absolutely on an Officers’ Certificate as conclusive proof that such payments are necessary, and may conclusively presume that no payments are necessary unless and until it receives any such Officers’ Certificate.

The Issuers or the relevant Guarantor will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuers or the relevant Guarantor will use their reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuers or the relevant Guarantor will furnish to the Trustee (or to a holder upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuers or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee of a Guarantor, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a holder or Beneficial Owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuers or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee of a Guarantor) and any department or political subdivision thereof or therein.

Section 4.22.    Activities of the Co-Obligor

The Co-Obligor will not hold any material assets, become liable for any material obligations, or engage in any business activities other than as necessary to (a) maintain its corporate existence and (b) perform its obligations under the Notes, this Indenture, the Security Documents and the Collateral Trust Agreement (including Incurring Indebtedness permitted by Section 4.09 and Liens permitted by Section 4.12).

Section 4.23    Creation and Perfection of Certain Security Interests After the Issue Date

Subject to the Agreed Security Principles and the terms of the Security Documents, the Issuers and the Guarantors will use their respective commercially reasonable efforts to create and perfect on the Issue Date the security interests in the Collateral for the benefit of the Collateral Trustee, on behalf of the Secured Parties, but to the extent any such security interest is not created or perfected, the Issuers and the Guarantors agree to use their respective commercially reasonable efforts to do or cause to be done all acts and things that may be required to have all security interests in the Collateral duly created and enforceable and perfected (to the extent required by the Secured Debt Documents and the Security Documents) but in no event later than 150 days (or such longer period as may be permitted under the 2017 Credit Agreement) thereafter. For the avoidance of doubt, references in this Section 4.23 to Collateral shall not include Excluded Assets. The Trustee shall not have any duty or responsibility to see to or monitor the performance of the Parent and its Subsidiaries with regard to their compliance with this Section 4.23. Notwithstanding anything herein to the contrary, in no event shall any security interests in the Collateral be required to be created or perfected to secure the Obligations on the Notes if such security interests are not required to be created or perfected under the 2017 Credit Agreement.

ARTICLE 5.

SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of Assets.

(a)    The Parent shall not: (x) consolidate with or merge with or into another Person (whether or not the Parent is the surviving Person); or (y) directly or indirectly, sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of the Parent and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)    either:

(i)    the Parent is the surviving Person; or

(ii)    the Person formed by or surviving any such consolidation or merger (if other than the Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, Luxembourg, Ireland, Canada, United Kingdom or Netherlands;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the Parent) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (i) assumes all the obligations of the Parent under the Notes, this Indenture, the Security Documents (as applicable) and the Collateral Trust Agreement pursuant to a supplemental indenture and agreements reasonably satisfactory to the Trustee and (ii) to the extent required by and subject to the limitations set forth in the Security Documents, agrees to cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of the financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(3)    immediately after such transaction, no Default or Event of Default exists;

(4)    the Parent or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for such four-quarter period; and

(5)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(b)    None of the Issuers will consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person) unless:

(1)    either: (x) such Issuer is the surviving Person; or (y) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, Luxembourg, Ireland, Canada, United Kingdom or Netherlands; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)    the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (i) assumes all the obligations of such Issuer under the Notes, this Indenture, the Security Documents (as applicable) and the Collateral Trust Agreement pursuant to a supplemental indenture and agreements reasonably satisfactory to the Trustee and (ii) to the extent required by and subject to the limitations set forth in the Security Documents, agrees to cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; and

(3)    immediately after such transaction, no Default or Event of Default exists.

Section 5.01(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Parent and the Restricted Subsidiaries (including the Issuers). Sections 5.01(a)(3) and 5.01(a)(4) will not apply to any merger or consolidation of the Parent (x) with or into each other or one of the Restricted Subsidiaries for any purpose or (y) with or into an Affiliate solely for the purpose of reincorporating the Parent in another jurisdiction. Section 5.01(b) will not apply to any merger or consolidation of any Issuer (x) with or into the Parent or one of the Restricted Subsidiaries for any purpose so long as the surviving Person becomes a primary obligor of the Notes or (y) with or into an Affiliate solely for the purpose of reorganizing such Issuer in another jurisdiction so long as the surviving Person becomes a primary obligor of the Notes; provided that if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under the laws of the United States, any state of the United States or District of Columbia, Luxembourg, Canada (or any province or territory thereof), Ireland, United Kingdom or Netherlands.

The Person formed by or surviving any such consolidation or merger (if other than the Parent or such Issuer, as the case may be) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made will be the successor to the Parent or the Issuers, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, the Parent or such Issuer, as the case may be, under this Indenture, and the Parent or the Issuers, as the case may be, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

Section 5.02    Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Parent, Company or other Issuers in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Parent, Company or other Issuers is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Parent,” “Company,” or “Issuers,” as applicable, shall refer instead to the successor Person and not to the Parent, Company or other Issuers, as applicable), and may exercise every right and power of the Parent, Company or other Issuers, as applicable under this Indenture with the same effect as if such successor Person had been named as the Parent, Company or other Issuers, as applicable, herein; provided, however, that any predecessor Issuer shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest on, the Notes except in the case of a sale of all of such Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

Each of the following is an “Event of Default”:

(1)    default for 30 days in the payment when due of interest on the Notes;

(2)    default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)    failure by the Parent or any of the Restricted Subsidiaries to comply with (i) Sections 4.14(d)(1) and 4.14(d)(2) and (ii) Article 5 and Section 10.04;

(4)    failure by the Parent or any of the Restricted Subsidiaries to comply with any of the other agreements in this Indenture (other than a failure that is the subject of clause (1), (2) or (3)) for 60 days after receipt by the Company of written notice of such failure from the Trustee (or receipt by the Company and the Trustee of written notice of such failure from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class);

(5)    one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Parent or any Significant Subsidiary has outstanding Indebtedness in excess of $150.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity and such default has not been cured or the Indebtedness repaid in full within 20 days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness and such acceleration has not been rescinded or such Indebtedness repaid in full within 20 days of the acceleration;

(6)    one or more judgments or orders that exceed $150.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Parent or any Significant Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or judgments become final and nonappealable;

(7)    the Parent or any Significant Subsidiary:

(a)    commences a voluntary insolvency proceeding,

(b)    consents to the entry of an order for relief against it in an involuntary insolvency proceeding,

(c)    consents to the appointment of a Bankruptcy Custodian, an examiner or the equivalent of it or for all or substantially all of its property,

(d)    makes a general assignment for the benefit of its creditors, or

(e)    generally is not paying its debts as they become due;

provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary, other than as part of a credit reorganization, shall not constitute an Event of Default under this Section 6.01(7);

(8)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)    is for relief against the Parent or any Significant Subsidiary in an involuntary insolvency proceeding;

(b)    appoints a Bankruptcy Custodian of the Parent or any Significant Subsidiary for all or substantially all of the property of the Parent a Significant Subsidiary; or

(c)    orders the liquidation of the Parent or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(9)    any Note Guarantee by a Significant Subsidiary shall for any reason cease to be, or shall for any reason be held in any judicial proceeding not to be, or asserted in writing by any such Guarantor or the Parent not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by this Indenture and any such Note Guarantee, and any such Default continues for ten days; and

(10)    with respect to any material portion of the Collateral purported to be covered by the Security Documents, (A) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Security Documents and the terms of this Indenture and the Collateral Trust Agreement (including the Agreed Security Principles), as applicable, other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, if such failure continues for 60 days or (B) the assertion by the Parent, the Issuers or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that the security interest with respect to such Collateral under the Security Documents is invalid or unenforceable.

Section 6.02    Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) and 6.01(8) hereof with respect to the Parent) shall have occurred and be continuing, either the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes may declare to be immediately due and payable the principal amount of all such Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon the effectiveness of such a declaration, such principal, premium, accrued and unpaid interest, and other monetary obligations shall be due and payable immediately. If an Event of Default specified in Sections 6.01(7) and 6.01(8) hereof with respect to the Parent shall occur, such amounts with respect to all the Notes shall become automatically due and payable immediately without any further action or notice. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the applicable person, the registered Holders of a majority in principal amount of the outstanding Notes may cancel such acceleration if (i) the rescission would not conflict with any judgment or decree and (ii) if all existing Events of Default have been cured or waived except nonpayment of principal, that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default occurs on or after April 15, 2020 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs prior to April 15, 2020 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then upon acceleration of the Notes, the Applicable Premium will also become and be immediately due and payable, to the extent permitted by law.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available contractual remedy under this Indenture to collect the payment of principal of, premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under this Indenture at the written request or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against loss, cost, liability or expense.

Section 6.04    Waiver of Past Defaults

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee pursuant to this Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other Holder) or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy unless:

(a)    the Trustee has failed to institute such proceeding for 60 days after the Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b)    the Holders of at least 25% in principal amount of the then outstanding Notes have made a written request to the Trustee, and offered security or indemnity or security satisfactory to the Trustee against any loss, cost, liability or expense, to institute such proceeding as Trustee; and

(c)    the Trustee has not received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request.

Section 6.07    Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture of any Holder to receive payment of the principal of, and any premium on, if any, or interest on a Note, on or after the respective date or dates therefor, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

If an Event of Default in payment of principal, premium or interest specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

Section 6.09    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation (as agreed in writing by the Issuers and the Trustee), expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation (as agreed in writing by the Issuers and the Trustee), expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee and the Collateral Trustee, their respective agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuers or the Guarantors or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers expressly vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this Section 7.01(c) does not limit the effect of clause (b) of this Section 7.01;

(2)    the Trustee will not be liable for any error of judgment made in good faith, by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it under this Indenture.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, cost, liability or expense.

(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of the Issuers.

(f)    The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request of any Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any losses, costs, liabilities or expenses.

(g)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)    The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(j)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Trustee, and each agent, custodian and other Person employed to act hereunder.

(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)    The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

(m)    Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Bonds.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. If the Trustee becomes a creditor of the Issuers or any Guarantor, this Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, acting in such capacity, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06    [Reserved]

Section 7.07 Compensation and Indemnity.

(a)    The Issuers will pay to the Trustee and the Collateral Trustee from time to time compensation, as agreed in writing by the Issuers and the Trustee or Collateral Trustee, as applicable, for its acceptance of this Indenture and services hereunder. The Trustee’s and the Collateral Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee and the Collateral Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the compensation, as agreed in writing by the Issuers and the Trustee or Collateral Trustee, and reasonable disbursements and expenses of the Trustee’s and Collateral Trustee’s respective agents and counsel.

(b)    The Issuers and the Guarantors, jointly and severally, will indemnify the Trustee and the Collateral Trustee against any and all losses, claims, damages, expenses, fees, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including attorneys’ fees and expenses) of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee and Collateral Trustee may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)    The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee or the Collateral Trustee.

(d)    To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)    [Reserved]

(g)    The Trustee shall have no liability or responsibility for any action or inaction on the part of any Paying Agent, Registrar, authenticating agent, Custodian (aside from the Trustee acting in such capacities and subject to the terms hereof).

Section 7.08    Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07(d) hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee. The Trustee shall have no responsibility for any action or inaction of any successor Trustee.

Section 7.09    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees) and have Liens on the Collateral securing the Notes released, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)    the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(c)    the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d)    this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7) (only as such clause 7 applies to Significant Subsidiaries), (8) (only as such clause 8 applies to Significant Subsidiaries), (9) and (10) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)    in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(1)    the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)    since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which either of the Issuers or any of the Guarantors is a party or by which either of the Issuers or any of the Guarantors is bound;

(f)    the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g)    the Issuers must deliver to the Trustee and the Collateral Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing provisions of this Section 8.04, the conditions set forth in the foregoing subsections (b), (c), (d), (e), (f) and (g) of this Section 8.04 need not be satisfied so long as, at the time the Issuers make the deposit described in subsection (a), (i) no Default under Section 6.01(1), (2) or (8) has occurred and is continuing on the date of such deposit and after giving effect thereto and (ii) either (x) a notice of redemption has been mailed providing for redemption of all the Notes not more than 60 days after such mailing and the requirements for such redemption shall have been complied with or (y) the Stated Maturity of the Notes will occur within 60 days. If the conditions in the preceding sentence are satisfied, the Issuers shall be deemed to have exercised their Covenant Defeasance option.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Issuers.

Subject to applicable escheatment laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders.

Notwithstanding Section 9.02, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee and the Collateral Trustee, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents or the Collateral Trust Agreement:

(a)    to cure any ambiguity, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(c)    to provide for the assumption of an Issuer’s or a Guarantor’s obligations to the Holders and Note Guarantees and under the applicable Security Documents and Collateral Trust Agreement by a successor to an Issuer or such Guarantor pursuant to Article 5 or Article 10 hereof;

(d)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal contractual rights of such holder under this Indenture, the Security Documents or the Collateral Trust Agreement;

(e)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f)    to conform the text of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Collateral Trust Agreement to any provision of the “Description of the Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Collateral Trust Agreement, which intent shall be evidenced by an Officers’ Certificate to that effect;

(g)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(h)    to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(i)    to confirm or complete the grant of, secure, or expand the Collateral securing, or to add additional assets as Collateral to secure, the notes and Note Guarantees;

(j)    to provide for the accession of any parties to the Security Documents and Approved Intercreditor Agreements (and other amendments that are administrative or ministerial in nature) in connection with an Incurrence of additional Secured Indebtedness permitted by this Indenture;

(k)    to confirm and evidence the release, termination or discharge of any Lien securing the notes and the Note Guarantees pursuant to this Indenture, the Security Documents and the Collateral Trust Agreement in accordance with this Indenture, the applicable Security Documents and the Collateral Trust Agreement;

(l)    to evidence and provide for the appointment of a successor or replacement Collateral Trustee under the applicable Security Documents or Collateral Trust Agreement;

(m)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Upon the request of the Issuers accompanied by resolutions of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and Collateral Trustee, if applicable, of the documents described in Section 7.02 hereof, the Trustee and the Collateral Trustee will, if applicable, join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but each of the Trustee and Collateral Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02    With Consent of Holders.

Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee and the Collateral Trustee, as applicable, may amend, subject to the terms of the Collateral Trust Agreement where applicable, or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof), the Notes, the Note Guarantees, the Security Documents and the Collateral Trust Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Collateral Trust Agreement may be waived, subject to the terms of this Indenture and the Collateral Trust Agreement where applicable, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

Upon the request of the Issuers accompanied by resolutions of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will promptly send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or any Guarantor with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.08, 3.09, 4.10 and 4.14 hereof);

(c)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)    waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)    make any Note payable in money other than that stated in the Notes;

(f)    make any change in the provisions of this Indenture relating to waivers of past Defaults or entitling each Holder to receive payments of principal of, premium on, if any, or interest on, such Holder’s Notes;

(g)    waive a redemption payment with respect to any Note (other than a payment required by Sections 3.08, 3.09, 4.10 or 4.14 hereof);

(h)    release any Guarantor from any of its contractual obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i)    make any change in the preceding amendment and waiver provisions; or

(j)    to change the ranking of the notes in a manner that adversely affects the rights of the Holders.

Section 9.03    [Reserved]

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee and Collateral Trustee to Sign Amendments, etc.

The Trustee and Collateral Trustee shall sign any amended or supplemental indenture or amendment or supplement to the Security Documents or Collateral Trust Agreement, as applicable, authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Trustee. The Issuers may not sign an amended or supplemental indenture until the Boards of Directors of the Issuers approve it. In executing any amended or supplemental indenture or amendment or supplement, the Trustee and Collateral Trustee will receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that such supplement or amendment constitutes the valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against such parties in accordance with its terms, subject to customary exceptions.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01    Guarantee.

(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1)    the principal of, premium on, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Issuers to the Holders, the Trustee or the Collateral Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)    If any Holder, the Trustee or the Collateral Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuers or the Guarantors, any amount paid either to the Trustee, the Collateral Trustee or to such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6.02 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6.02 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders, the Trustee or the Collateral Trustee under the Note Guarantee.

Section 10.02    Limitation on Guarantor Liability.

(a)    Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the

Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance under federal, state or similar foreign law.

(b)    Notwithstanding anything to the contrary contained in this Indenture or in any other Secured Debt Document, the aggregate obligations and exposure of each of Endo Luxembourg Finance Company II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.794 and any other Guarantor established in Luxembourg of which either Issuer is not a direct or indirect subsidiary (a “Luxembourg Guarantor”) in respect of the obligations of the Issuers under the Notes, shall be limited at any time to an aggregate amount not exceeding 95% of the greater of:

(1)    an amount equal to the sum of the relevant Luxembourg Guarantor’s Net Assets, as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the Trustee at the Issue Date, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or by its board of directors (conseil d’administration), as applicable (or, if no financial information is available with respect to the relevant Luxembourg Guarantor at the Issue Date, the first financial information available with respect to such Luxembourg Guarantor after the Issue Date); and

(2)    an amount equal to the sum of the relevant Luxembourg Guarantor’s Net Assets, as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the Trustee at the date the Note Guarantee is enforced against the relevant Luxembourg Guarantor, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or by its board of directors (conseil d’administration), as applicable.

Should the financial information of the relevant Luxembourg Guarantor not be available on the Issue Date, the relevant Luxembourg Guarantor’s Net Assets will be determined in accordance with the Luxembourg accounting principles referred to below.

For the purposes of this Section 10.02(b), “Net Assets” shall mean all the assets (actifs) of the relevant Luxembourg Guarantor minus its liabilities (provisions et dettes) as valued either (i) at the fair market value determined by an independent third party appointed by the Luxembourg Guarantor, or (ii) if no such market value has been determined, in accordance with Luxembourg generally accepted accounting principles or International Financial Reporting Standards, as applicable, and the relevant provisions of the Luxembourg Act of December 19,

2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies, as amended. For the avoidance of doubt, this Section 10.02(b) does not apply to Lux Holdco and Lux Finco.

Section 10.03    Issuance and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture (or a supplemental indenture to this Indenture, as applicable) shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors. Upon execution of a supplemental indenture to this Indenture by any Guarantor in the form of Exhibit E hereto, the Note Guarantee set forth in this Indenture and such supplemental indenture shall be deemed duly delivered, without any further action by any Person, on behalf of such Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 10.04    Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Issuers, the Parent or another Subsidiary Guarantor, unless:

(a)    immediately after giving effect to such transaction, no Default or Event of Default exists; and

(b)    either:

(1)    subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor” (i) unconditionally assumes all the obligations of that Subsidiary Guarantor under its Note Guarantee, this Indenture, the Security Documents (as applicable) and the Collateral Trust Agreement, pursuant to agreements reasonably satisfactory to the Trustee and (ii) to the extent required by and subject to the limitations set forth in the Security Documents, agrees to cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; or

(2)    the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by a supplemental indenture, of the Note Guarantees and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such Successor Guarantor will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses b(1) and b(2) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Parent, an Issuer or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Parent, the Issuers or another Subsidiary Guarantor.

Section 10.05    Releases.

(a)    In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, then the corporation acquiring the property will be released and relieved of any obligations under the Note Guarantee;

(b)    In the event of any sale or other disposition of Capital Stock of any Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, and such Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition, then such Guarantor will be released and relieved of any obligations under its Note Guarantee;

provided, in both cases, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(c)    Upon designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(d)    Upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

(e)    Upon the release of the Guarantor’s guarantee under all applicable Triggering Indebtedness, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, and the Collateral shall be released from the Liens in favor of the Collateral Trustee will be released or will no longer secure the obligations under this Indenture, as applicable, when:

(a)    either:

(1)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(2)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, interest on, the Notes to the date of maturity or redemption; provided, that, upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid);

(b)    in respect of Section 11.01(a)(2), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is or are a party or by which the Issuers or any Guarantor is or are bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(c)    the Issuers or any Guarantor has or have paid or caused to be paid all sums payable by it or them under this Indenture; and

(d)    the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee and the Collateral Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 11.01(a)(2), the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02    Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12.

COLLATERAL AND SECURITY

Section 12.01    Security.

(a)    The due and punctual payment of the Obligations, including payment of the principal of, premium on, if any, and interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Issuers and Guarantors have entered into simultaneously with the execution of this Indenture, or, in certain circumstances, subsequent to the date hereof, and will be secured by any Security Documents hereafter delivered as required by this Indenture.

(b)    Each Holder, by accepting a Note, acknowledges and agrees to all of the terms and provisions of the Collateral Trust Agreement and the other Security Documents, as the same may be amended from time to time pursuant to the provisions of this Indenture and the Security Documents.

Section 12.02    Collateral Trust Agreement

(a)    Notwithstanding anything to the contrary contained herein, the Trustee and each Holder, by its acceptance of the Notes, hereby acknowledges that the Liens and security interests securing the Obligations on the Notes, the exercise of any right or remedy by the Collateral Trustee under the Security Documents or with respect thereto, and certain rights of the parties thereto are subject to the provisions of the Collateral Trust Agreement and any other applicable Approved Intercreditor Agreement that has been entered into by the Trustee and Collateral Trustee pursuant to the terms hereof. In the event of any conflict between the terms of the Collateral Trust Agreement or any such Approved Intercreditor Agreement and the terms of this Indenture or any Security Document with respect to the priority of any Liens granted to the Collateral Trustee or the exercise of any rights and remedies of the Collateral Trustee, the terms of the Collateral Trust Agreement and any such applicable Approved Intercreditor Agreement shall govern and control.

Section 12.03    Collateral Trustee

(a)    The Trustee and each Holder, by its acceptance of the Notes, hereby acknowledge and agree that pursuant to the Collateral Trust Agreement, the Collateral Trustee shall hold in trust for the benefit of all current and future Secured Parties a security interest in the Collateral granted to the Collateral Trustee pursuant to the applicable Security Document

(b)    Each Holder, by its acceptance of the Notes (i) appoints the Collateral Trustee to act on its behalf as collateral trustee under the Security Documents and the Collateral Trust Agreement, (ii) authorizes and directs the Collateral Trustee to enter into the Security Documents and the Collateral Trust Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith, (iii) authorizes the Trustee to direct the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms of the Security Documents and the Collateral Trust Agreement, including for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Issuers and Guarantors thereunder to secure the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and (iv) authorizes the Collateral Trustee to release any Lien granted to or held by the Collateral Trustee upon any Collateral as provided in this Indenture or the Security Documents.

(c)    The Company hereby appoints Wilmington Trust, National Association (and any co-agents, sub-agents or attorneys-in-fact appointed by the Collateral Trustee (and which shall be entitled to the benefit of the provisions of the Collateral Trust Agreement)) to serve as collateral trustee on behalf of the Secured Parties under the Collateral Trust Agreement and under the Security Documents as provided therein, with the privileges, powers and immunities as set forth therein and in the Security Documents.

(d)    None of the Parent, the Issuers, the Subsidiary Guarantors or any of their respective Affiliates may serve as Collateral Trustee.

(e)    The Trustee and each Holder, by its acceptance of the Notes, (i) authorize the Collateral Trustee to enter into any Approved Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements) and (ii) acknowledge that each Approved Intercreditor Agreement is (if entered into) binding upon them.

Section 12.04    Collateral Shared Equally and Ratably

Subject to the applicable provisions in the Collateral Trust Agreement, the payment and satisfaction of all of the Secured Obligations shall be secured equally and ratably by the Liens established in favor of the Collateral Trustee for the benefit of the Secured Parties pursuant to the Security Documents and all such Liens will be enforceable by the Collateral Trustee for the benefit of all Secured Parties equally and ratably.

Section 12.05    [Reserved]

Section 12.06 Release of Liens on Collateral

(a)    The Collateral securing the Obligations will automatically and without the need for any further action by any Person be released in any of the following circumstances:

(1)    in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances or that is or becomes an Excluded Asset;

(2)    in whole upon:

(1)     satisfaction and discharge of this Indenture pursuant to Article 11; or

(2)    a legal defeasance or covenant defeasance of this Indenture pursuant to Article 8;

(3)    in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuers or any Guarantor (other than to the Issuers or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or in connection with any exercise of remedies pursuant to this Indenture or the Collateral Trust Agreement, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary) or (c) is a Permitted Receivables Facility Asset that is sold, transferred or otherwise disposed by the Issuers or any Guarantor to a Receivables Entity in connection with a Permitted Receivables Facility or (d) becomes an Excluded Asset;

(4)    in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Article 9 and upon delivery of instructions and any other documentation, in each case as required by this Indenture, the Security Documents and the Collateral Trust Agreement;

(5)    in part, in accordance with the applicable provisions of the Security Documents and the Collateral Trust Agreement; and

(6)    in whole, upon the occurrence of the Fall Away Date as set forth in Section 4.20.

(b)    An Issuer or Guarantor shall be automatically released from its obligations under the Collateral Trust Agreement and the other Security Documents and the Collateral Trustee’s Liens upon the Collateral of such Issuer or Guarantor and the capital stock or other equity interests of such Issuer or Guarantor shall be automatically released if such Issuer or Guarantor (x) ceases to be a Restricted Subsidiary or (y) becomes an Excluded Subsidiary; provided that the Parent has elected for such Excluded Subsidiary to be released in accordance with the 2017 Credit Agreement.

Notwithstanding anything to the contrary herein, the Collateral Trustee is irrevocably authorized by the Trustee and each Holder, by its acceptance of the Notes, to:

(a)    subordinate or release its Lien on any property in connection with the incurrence of any Indebtedness pursuant to clause (11) or (13) of the definition of “Permitted Debt”; and

(b) subordinate its Lien on any property to the holder of any Lien on such property that is permitted by clause (4), (5), (7), (10), (12), (16), (17), (20), (23), (25), (26), (33), (34), (35), (39), (40) (to the extent that the relevant Lien is of the type to which the Lien of the Collateral Trustee may otherwise be required to be subordinated under this clause (b) pursuant to any of the other Permitted Liens that are expressly included in this clause (b)) or (41) of the definition of

“Permitted Liens” or with respect to which, subject to the Collateral Trust Agreement, the consent of the Holders of the requisite percentage of Notes in accordance with the provisions described in Article 9 has been obtained.

Section 12.07    Further Assurances

Subject to the terms of the Security Documents and the Agreed Security Principles, the Issuers and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens (subject to Permitted Liens and the terms of the applicable Secured Debt Documents) upon the Issuers’ and Guarantors’ right, title and interest in the Collateral (including any property or assets of the Issuers or Guarantors that are acquired or otherwise become Collateral (or are required by this Indenture to become) after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, this Indenture.

ARTICLE 13

MISCELLANEOUS

Section 13.01    [Reserved]

Section 13.02    Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Endo Designated Activity Company

Endo Finance LLC

Endo Finco Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Fax: (610) 884-7159

Attention: Treasurer

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile No.: (212) 735-2000

Attention: Stacy J. Kanter

If to the Trustee:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, NY 10017

Facsimile No.: (917) 260-1593

Attention: Corporate Trust Services—Administrator for Endo 5.875 Senior Secured Notes.

With a copy to:

Thompson Hine LLP

335 Madison Avenue, 12th floor

New York, NY 10017

Facsimile No.: (212) 344-6101

Attention: Irving Apar, Esq.

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; at the time of delivery if sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be sent electronically or by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers send a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

Section 13.03    Communication by Holders with Other Holders.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.04    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(a)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07    No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, the Collateral Trust Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

Section 13.08    Governing Law; Waiver of Jury Trial.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUERS AND THE GUARANTORS CONSENTS AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE GUARANTEES AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES, THE GUARANTEES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE. EACH OF THE ISSUERS AND THE GUARANTORS WAIVES ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS, WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE ISSUERS AND THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, SHALL APPOINT CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE ISSUERS AND THE GUARANTORS AGREES TO DELIVER, UPON THE EXECUTION AND DELIVERY OF THIS INDENTURE, A WRITTEN ACCEPTANCE BY SUCH AGENT OF ITS APPOINTMENT AS SUCH AGENT. EACH OF THE ISSUERS AND THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, FURTHER AGREES TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE REASONABLY NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF CT CORPORATION SYSTEM IN FULL FORCE AND EFFECT FOR SO LONG AS THE INDENTURE, REMAINS IN FORCE. EACH OF THE ISSUERS, THE TRUSTEE AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Parent or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10    Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11    Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.13    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14    U.S.A. Patriot Act

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or disasters, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15    Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

ENDO FINANCE LLC as an Issuer

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Secretary

ENDO FINCO INC. as an Issuer

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Secretary

ENDO DESIGNATED ACTIVITY COMPANY as an Issuer

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Director

ENDO INTERNATIONAL PLC as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Secretary

ENDO GLOBAL FINANCE, LLC as a Guarantor

By:	/s/ Karen Wallace
Name:	Karen Wallace
Title:	Authorized Signatory

[Signature Page to Indenture]

ACTIENT THERAPEUTICS, LLC
AUXILIUM PHARMACEUTICALS, LLC
AUXILIUM INTERNATIONAL HOLDINGS, LLC
DAVA PHARMACEUTICALS, LLC
ENDO HEALTH SOLUTIONS INC.
ENDO PHARMACEUTICALS INC.
ENDO PHARMACEUTICALS SOLUTIONS INC.
ENDO PHARMACEUTICALS VALERA INC.
GENERICS INTERNATIONAL (US PARENT), INC.
JHP GROUP HOLDINGS, LLC
PAR, LLC
SLATE PHARMACEUTICALS, LLC
ENDO GENERICS HOLDINGS, INC.
PAR STERILE PRODUCTS, LLC
ANCHEN 2 INCORPORATED
ANCHEN INCORPORATED
ANCHEN PHARMACEUTICALS, INC.
ANCHEN PHARMACEUTICALS 2, INC.
GENERICS INTERNATIONAL (US) 2, INC.
GENERICS INTERNATIONAL (US), INC.
INNOTEQ 2, INC.
INNOTEQ, INC.
JHP GROUP HOLDINGS 2, INC.
KALI LABORATORIES 2, INC.
PAR PHARMACEUTICAL 2, INC.
PAR PHARMACEUTICAL COMPANIES, INC.
PAR PHARMACEUTICAL HOLDINGS, INC.
PAR PHARMACEUTICAL, INC.
PAR TWO, INC.
KALI LABORATORIES, LLC
ENDO FINANCE GENERICS LLC each, as a Guarantor

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

[Signature Page to Indenture]

ASTORA WOMEN’S HEALTH HOLDINGS, LLC
ASTORA HOLDINGS, LLC
ASTORA WOMEN’S HEALTH, LLC each, as a Guarantor

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

[Signature Page to Indenture]

JHP ACQUISITION, LLC as a Guarantor by JHP GROUP HOLDINGS, LLC, as Manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

ENDO LLC
ENDO U.S. INC. each, as a Guarantor

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Secretary

GENERICS BIDCO I, LLC
MOORES MILL PROPERTIES, L.L.C.
QUARTZ SPECIALTY PHARMACEUTICALS, LLC
VINTAGE PHARMACEUTICALS, LLC each, as a Guarantor by GENERICS INTERNATIONAL (US), INC., its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

[Signature Page to Indenture]

DAVA INTERNATIONAL, LLC as a Guarantor by DAVA PHARMACEUTICALS, LLC, its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

ACTIENT PHARMACEUTICALS LLC as a Guarantor by: AUXILIUM PHARMACEUTICALS, LLC, its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

AUXILIUM US HOLDINGS, LLC as a Guarantor by: AUXILIUM PHARMACEUTICALS, LLC, its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

[Signature Page to Indenture]

70 MAPLE AVENUE, LLC as a Guarantor by: ACTIENT PHARMACEUTICALS LLC, its manager by: AUXILIUM PHARMACEUTICALS, LLC, its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

TIMM MEDICAL HOLDINGS, LLC as a Guarantor by: ACTIENT PHARMACEUTICALS LLC, its manager by: AUXILIUM PHARMACEUTICALS, LLC, its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

ENDO PAR INNOVATION COMPANY, LLC as a Guarantor by: PAR PHARMACEUTICAL, INC., its manager

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Assistant Secretary

[Signature Page to Indenture]

AUXILIUM UK LTD. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Director

[Signature Page to Indenture]

PAR LABORATORIES EUROPE, LTD. as a Guarantor

By:	/s/ Robert J. Cobuzzi
Name:	Robert J. Cobuzzi
Title:	Director

[Signature Page to Indenture]

ENDO SOMAR HOLDINGS B.V. as a Guarantor

By:	/s/ Robert J. Cobuzzi
Name:	Robert J. Cobuzzi
Title:	Managing Director A

By:	/s/ Gert Jan Rietberg
Name:	Gert Jan Rietberg
Title:	Managing Director B

[Signature Page to Indenture]

ENDO VENTURES CYPRUS LIMITED as a Guarantor

By:	/s/ Orla Bohill
Name:	Orla Bohill
Title:	Director

[Signature Page to Indenture]

ENDO FINANCE LIMITED
ENDO FINANCE II LIMITED
ENDO FINANCE III LIMITED
ENDO FINANCE IV LIMITED
ENDO FINANCE V LIMITED
ENDO IRELAND FINANCE LIMITED
ENDO IRELAND FINANCE II LIMITED
ENDO MANAGEMENT LIMITED
ENDO TOPFIN LIMITED
ENDO VENTURES LIMITED
HAWK ACQUISITION IRELAND LIMITED each, as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Director

[Signature Page to Indenture]

PALADIN LABS CANADIAN HOLDING INC.
PALADIN LABS INC. each, as a Guarantor

By:	/s/ Deanna Voss
Name:	Deanna Voss
Title:	Secretary

[Signature Page to Indenture]

ENDO VENTURES BERMUDA LIMITED as a Guarantor

By:	/s/ Robert J. Cobuzzi
Name:	Robert J. Cobuzzi
Title:	Director

ENDO GLOBAL VENTURES as a Guarantor

By:	/s/ Robert J. Cobuzzi
Name:	Robert J. Cobuzzi
Title:	Director

ENDO BERMUDA FINANCE LIMITED as a Guarantor

By:	/s/ Robert J. Cobuzzi
Name:	Robert J. Cobuzzi
Title:	Director

[Signature Page to Indenture]

ENDO LUXEMBOURG HOLDING COMPANY S.À.R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

ENDO LUXEMBOURG FINANCE COMPANY I S.À.R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

ENDO LUXEMBOURG FINANCE COMPANY II S.À.R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

[Signature Page to Indenture]

ENDO US HOLDINGS LUXEMBOURG I S.À.R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

ENDO US HOLDINGS LUXEMBOURG II S.À.R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

LUXEMBOURG ENDO SPECIALTY PHARMACEUTICALS HOLDING I S.À R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

[Signature Page to Indenture]

LUXEMBOURG ENDO SPECIALTY PHARMACEUTICALS HOLDING II S.À R.L. as a Guarantor

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	A Manager

By:	/s/ François-Xavier Goossens
Name:	François-Xavier Goossens
Title:	B Manager

[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN [29273D AA8/ US29273DAA81] / [G30407 AA1/ USG30407AA14]

5.875% Senior Secured Notes due 2024

No.	$

ENDO DESIGNATED ACTIVITY COMPANY, ENDO FINANCE LLC AND ENDO FINCO INC.

promise to pay to              or registered assigns, the principal sum of                                                                                                        DOLLARS on October 15, 2024.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

1

EXHIBIT A

ENDO DESIGNATED ACTIVITY COMPANY

By:
Name:
Title:

ENDO FINANCE LLC

By:
Name:
Title:

ENDO FINCO INC.

By:
Name:
Title:

1

EXHIBIT A

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

1

[Back of Note]

5.875% Senior Secured Notes due 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Endo Designated Activity Company, a designated activity company incorporated under the laws of Ireland, Endo Finance LLC, a Delaware limited liability company and Endo Finco Inc., a Delaware corporation (collectively, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 5.875% per annum from April 27, 2017 until maturity. The Issuers will pay interest, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day and no additional interest shall accrue (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be October 15, 2017. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)    METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent at least five Business Days prior to the applicable Interest Payment Date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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(3)    PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders. The Issuers or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

(4)    INDENTURE. The Issuers issued the Notes under an Indenture, dated as of April 27, 2017 (as amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)    OPTIONAL REDEMPTION.

(a)    At any time prior to April 15, 2020, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date), with the net cash proceeds of an Equity Offering; provided that:

(1)    at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)    the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b)    At any time prior to April 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)    Except pursuant to this clause 5 and clause 7 below, the Notes will not be redeemable at the Issuers’ option prior to April 15, 2020.

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(d)    On or after to April 15, 2020, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date):

Year	Percentage
2020	102.938%
2021	101.469%
2022 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)    MANDATORY REDEMPTION. Other than as set forth in Section 3.08 of the Indenture, the Issuers are not required to make MANDATORY redemption or sinking fund payments with respect to the Notes.

(7)    REDEMPTION FOR CHANGES IN TAXES. The ISSUERS may redeem the Notes, in whole but not in part, at its discretion at any time, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but not including, the Tax Redemption Date pursuant to Section 3.10 of the Indenture.

(8)    REPURCHASE AT THE OPTION OF HOLDER.

(a)    If there is a Change of Control Repurchase Event, each Holder of Notes will have the right to require the Issuers will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Issuers will send a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    The Company may be required to make an offer to purchase Notes in the event of an Asset Sale as set forth in Section 4.10 of the Indenture.

(9)    NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address,

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except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $200,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(10)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of any notice of redemption or during the period between a record date and the next succeeding Interest Payment Date.

(11)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented as provided in the Indenture.

(13)    DEFAULTS AND REMEDIES. If an Event of Default (other than an Event of Default specified in Section 6.01(7) and 6.01(8) of the Indenture with respect to the Parent) shall have occurred and be continuing, either the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes may declare to be immediately due and payable the principal amount of all such Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon the effectiveness of such a declaration, such principal, premium, accrued and unpaid interest, and other monetary obligations shall be due and payable immediately. If an Event of Default specified in Sections 6.01(7) and 6.01(8) of the Indenture with respect to the Parent shall occur, such amounts with respect to all the Notes shall become automatically due and payable immediately without any further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase).

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(14)    TRUSTEE DEALINGS WITH ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(15)    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

(16)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)    [RESERVED].

(19)    CUSIP OR ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP or ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20)    GOVERNING LAW; WAIVER OF JURY TRIAL. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUERS AND THE GUARANTORS CONSENTS AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT located IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE INDENTURE, THE NOTES, THE GUARANTEES AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES, THE GUARANTEES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE. EACH OF THE ISSUERS AND THE GUARANTORS WAIVES ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS,

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WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE ISSUERS AND THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, SHALL APPOINT CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE ISSUERS AND THE GUARANTORS AGREES TO DELIVER, UPON THE EXECUTION AND DELIVERY OF THE INDENTURE, A WRITTEN ACCEPTANCE BY SUCH AGENT OF ITS APPOINTMENT AS SUCH AGENT. EACH OF THE ISSUERS AND THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, FURTHER AGREES TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE REASONABLY NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF CT CORPORATION SYSTEM IN FULL FORCE AND EFFECT FOR SO LONG AS THE INDENTURE REMAINS IN FORCE. EACH OF THE ISSUERS, THE TRUSTEE AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED THEREBY AND HEREBY.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Endo Designated Activity Company

Endo Finance LLC

Endo Finco Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Attention: Treasurer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company or the Issuers, as applicable, pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10                     ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Company or the Issuers, as applicable, pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Endo Designated Activity Company

Endo Finance LLC

Endo Finco Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Wells Fargo Bank, National Association

Bondholder Communications

MAC N9300-070

600 South 4th Street

Minneapolis, Minnesota 55479

Telephone No.: (800) 344-5128

Facsimile No.: (866) 969-1290

Email: Bondholdercommunications@wellsfargo.com

Re: 5.875% Senior Secured Notes due 2024

Reference is hereby made to the Indenture, dated as of April 27, 2017 (the “Indenture”), among Endo Designated Activity Company, Endo Finance LLC and Endo Finco Inc. (collectively, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.    ☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.    ☐  Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the distribution compliance period (as defined in Regulation S), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.    ☐  Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    ☐  such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c)    ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)    ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule

144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.    ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)    ☐  Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐  Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐  Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Endo Designated Activity Company

Endo Finance LLC

Endo Finco Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Wells Fargo Bank, National Association

Bondholder Communications

MAC N9300-070

600 South 4th Street

Minneapolis, Minnesota 55479

Telephone No.: (800) 344-5128

Facsimile No.: (866) 969-1290

Email: Bondholdercommunications@wellsfargo.com

Re: 5.875% Senior Secured Notes due 2024

(CUSIP [●])

Reference is hereby made to the Indenture, dated as of April 27, 2017 (the “Indenture”), among Endo Designated Activity Company, Endo Finance LLC and Endo Finco Inc. (collectively, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐  Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT D

FORM OF CERTIFICATE OF

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Endo Designated Activity Company

Endo Finance LLC

Endo Finco Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Wells Fargo Bank, National Association

Bondholder Communications

MAC N9300-070

600 South 4th Street

Minneapolis, Minnesota 55479

Telephone No.: (800) 344-5128

Facsimile No.: (866) 969-1290

Email: Bondholdercommunications@wellsfargo.com

Re: 5.875% Senior Secured Notes due 2024

Reference is hereby made to the Indenture, dated as of April 27, 2017 (the “Indenture”), among Endo Designated Activity Company, Endo Finance LLC and Endo Finco Inc. (collectively, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture. In connection with our proposed purchase of $             aggregate principal amount of:

(a)    ☐ a beneficial interest in a Global Note, or

(b)    ☐ a Definitive Note,

we confirm that:

1.    We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter

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substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this clause a notice advising such purchaser that resales thereof are restricted as stated herein.

3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

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[FORM OF SUPPLEMENTAL INDENTURETO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”, which Guaranteeing Subsidiary is a subsidiary of Endo Designated Activity Company (or its permitted successor), a designated activity company incorporated under the laws of Ireland (the “Company”)), the Issuers, the other Guarantors (both, as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, Endo Finance LLC, a Delaware limited liability company, and Endo Finco Inc., a Delaware corporation, have heretofore executed and delivered to the Trustee an indenture, dated as of April 27, 2017 by and among the parties thereto (the “Indenture”), providing for the issuance of 5.875% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

4.    NEW YORK LAW TO GOVERN; WAIVER OF JURY TRIAL. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUERS AND THE GUARANTORS CONSENTS AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS INDENTURE, AS SUPPLEMENTED, THE NOTES, THE GUARANTEES AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES, THE GUARANTEES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE, AS SUPPLEMENTED. EACH OF THE ISSUERS AND THE GUARANTORS WAIVES ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS, WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. THE GUARANTEEING SUBSIDIARY, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, SHALL APPOINT CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE GUARANTEEING SUBSIDIARY AGREES TO DELIVER, UPON THE EXECUTION AND DELIVERY OF THIS SUPPLEMENTAL INDENTURE, A WRITTEN ACCEPTANCE BY SUCH AGENT OF ITS APPOINTMENT AS SUCH AGENT. THE GUARANTEEING SUBSIDIARY, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, FURTHER AGREES TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE REASONABLY NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF CT CORPORATION SYSTEM IN FULL FORCE AND EFFECT FOR SO LONG AS THE INDENTURE, AS SUPPLEMENTED, REMAINS IN FORCE. EACH OF THE ISSUERS, THE TRUSTEE AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[ENDO DESIGNATED ACTIVITY COMPANY, as an Issuer]

By:
Name:
Title:

[ENDO FINANCE LLC, as an Issuer]

By:
Name:
Title:

[ENDO FINCO INC. as an Issuer]

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION], as Trustee

By:
Name:
Title:

EXHIBIT F

COLLATERAL TRUST AGREEMENT

Execution Version

COLLATERAL TRUST AGREEMENT

dated as of April 27, 2017

among

ENDO INTERNATIONAL PLC,

ENDO LUXEMBOURG FINANCE COMPANY I S.À R.L.,

ENDO LLC,

ENDO DESIGNATED ACTIVITY COMPANY,

ENDO FINANCE LLC,

ENDO FINCO INC.,

the other Grantors from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent under the Credit Agreement,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Indenture Trustee,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Trustee

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ii

EXHIBIT A	–	Form of Additional Secured Debt Designation
EXHIBIT B	–	Form of Collateral Trust Agreement Joinder—Additional Secured Debt
EXHIBIT C	–	Form of Collateral Trust Agreement Joinder—Additional Grantors
EXHIBIT D	–	Form of Collateral Trust Agreement Joinder—Hedging Agreements

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Execution Version

COLLATERAL TRUST AGREEMENT, (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”) dated as of April 27, 2017 among Endo International PLC, a company incorporated under the laws of Ireland (Registered Number 534814) (the “Parent”), Endo Luxembourg Finance Company I S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg,1 (the “Lux Borrower”), Endo Luxembourg Holding Company S.à r.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg,2 Endo Luxembourg Finance Company II S.à r.l.,3 a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, Endo US Holdings Luxembourg I S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg,4 Endo US Holdings Luxembourg II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg,5 Luxembourg Endo Specialty Pharmaceuticals Holding I S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg,6 Luxembourg Endo Specialty Pharmaceuticals Holding II S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg,7 Endo LLC, a Delaware limited liability company (the “Co-Borrower”, and collectively with the Lux Borrower, the “Borrowers”), Endo Designated Activity Company, a company incorporated under the laws of Ireland (Registered Number 534651) (“Endo DAC”), Endo Finco Inc., a Delaware limited liability corporation (“Endo Finco”), Endo Finance LLC, a Delaware limited liability company (collectively with Endo DAC and Endo Finco, the “Issuers”), the other Grantors from time to time party hereto, the Administrative Agent (as defined below), the Indenture Trustee (as defined below) and Wilmington Trust, National Association, as Collateral Trustee (in such capacity and together with its successors in such capacity, the “Collateral Trustee”);

[1]	having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.645.
[2]	having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.517.
[3]	having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 182.794.
[4]	having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 197.803.
[5]	having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 197.970.
[6]	having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 204925.
[7]	having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg) under number B 204928.

W I T N E S S E T H:

WHEREAS, the Borrowers intend to enter into a Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, the Borrowers, the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), issuing bank and swingline lender, and the other parties party thereto;

WHEREAS, the Issuers intend to issue 5.875% senior secured notes due 2024 (including any related exchange notes, the “Notes”) in an aggregate principal amount of $300,000,000 pursuant to an Indenture, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the other Grantors party thereto, as guarantors, and Wells Fargo Bank, National Association, as trustee (in such capacity and together with its successors in such capacity, the “Indenture Trustee”);

WHEREAS, the Grantors intend to secure the Obligations (as defined herein) under the Credit Agreement, the Indenture, any future Secured Debt and any other Secured Obligations on a pari passu basis with Liens on all present and future Collateral to the extent that such Liens have been provided for in the applicable Security Documents (as defined herein); and

WHEREAS, this Agreement sets forth the terms on which each Secured Party (as defined herein) has appointed Wilmington Trust, National Association, as Collateral Trustee to act as the collateral trustee for the Secured Parties in order to receive, hold, maintain, administer and distribute, on behalf of the Secured Parties, the Collateral at any time pledged under the Security Documents (as defined herein) and, if applicable, delivered to the Collateral Trustee, and to enforce the applicable Security Documents on behalf of the Secured Parties party thereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Defined Terms. The following terms will have the following meanings:

“Act of Required Secured Parties” means, as to any matter at any time prior to the Discharge of Secured Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of either the holders of or the Secured Debt Representatives representing the holders of more than 50% of the sum of:

(a)    the aggregate outstanding principal amount of Secured Debt (including the face amount of outstanding letters of credit whether or not then available or drawn); and

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(b)    other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Secured Debt.

For purposes of this definition, (i) Secured Debt registered in the name of, or beneficially owned by, the Grantors or any of their respective Subsidiaries will be deemed not to be outstanding and neither the Grantors nor any of their Subsidiaries will be entitled to vote such Secured Debt, (ii) Secured Debt registered in the name of, or beneficially owned by, any Affiliate of any Grantor may be subject to restrictions on ownership and/or voting to the extent set forth in the applicable Secured Debt Documents and (iii) votes will be determined in accordance with Section 7.2.

“Additional Secured Debt” has the meaning set forth in Section 3.8(b)(1).

“Additional Secured Debt Designation” means a notice in substantially the form of Exhibit A.

“Administrative Agent” has the meaning set forth in the recitals.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls or is Controlled by or is under common Control with such specified Person.

“Agreement” has the meaning set forth in the preamble.

“Approved Intercreditor Agreement” means (i) with respect to indebtedness secured on a pari passu basis with the Secured Obligations, this Agreement (or any other collateral trust agreement or intercreditor agreement reasonably acceptable to the Administrative Agent) and (ii) with respect to any indebtedness secured on a junior basis to the Secured Obligations, an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Banking Services” means the following bank services provided to any Grantor by (i) with respect to the Credit Facilities under the Credit Agreement, any lender under the Credit Agreement or any of its Affiliates and (ii) with respect to any Additional Secured Debt that is a Credit Facility, any lender thereunder or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Grantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

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“Banking Services Provider” means any Person to whom Banking Services Obligations are owing.

“Borrowers” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment of any applicable Secured Obligations are authorized or required by law, regulation or executive order to remain closed.

“Collateral” means all properties and assets of the Grantors now owned or hereafter acquired in which Liens have been granted, or purported to be granted, or required to be granted, in favor of the Collateral Trustee on behalf of the Secured Parties to secure any or all of the Secured Obligations, and shall exclude any properties and assets in which the Collateral Trustee is required to release its Liens pursuant to Section 3.2 (from and after the time such release is required); provided, that, subject to the terms of the applicable Secured Debt Documents, if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of any Grantor, such assets or properties will cease to be excluded from the Collateral if such Grantor thereafter acquires or reacquires such assets or properties. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Assets (as defined in the Credit Agreement).

“Collateral Trustee” has the meaning set forth in the preamble.

“Collateral Trust Agreement Joinder” means (i) with respect to the provisions of this Agreement relating to any Additional Secured Debt, a joinder substantially in the form of Exhibit B hereto , (ii) with respect to the provisions of this Agreement relating to the addition of additional Grantors, a joinder substantially in the form of Exhibit C hereto and (iii) with respect to the provisions of this Agreement relating to any Hedging Obligations, a joinder substantially in the form of Exhibit D hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Credit Agreement” has the meaning set forth in the recitals.

“Credit Documents” means the Credit Agreement and the Security Documents securing the Obligations in respect thereof.

“Credit Facility” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time including any replacement that has been designated in accordance with Section 3.8 hereof.

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“Discharge of Secured Obligations” means the occurrence of all of the following:

(1)    termination or expiration of all commitments to extend credit that would constitute Secured Debt;

(2)    with respect to each Series of Secured Debt, either (x) payment in full, or other satisfaction and discharge, of the obligations outstanding under such Secured Debt (other than any Banking Services Obligations, Hedging Obligations and obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time and any undrawn letters of credit) or (y) the legal defeasance or covenant defeasance pursuant to the terms of the applicable Secured Debt Documents for such Series of Secured Debt (other than any Banking Services Obligations or Hedging Obligations);

(3)    with respect to any undrawn letters of credit constituting Secured Debt, either (x) the discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Secured Debt Document) of all outstanding letters of credit constituting Secured Debt or (y) the notification by the issuer of each such letter of credit to the Collateral Trustee in writing that such issuer has determined that alternative arrangements satisfactory to such issuer have been made; and

(4)    payment in full of all other Secured Obligations that are outstanding and unpaid at the time the Secured Debt is paid in full in cash (other than Banking Services Obligations, Hedging Obligations and any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Dutch Parallel Debt Obligations” means the parallel debt obligations as described in the Dutch Security Documents.

“Dutch Security Documents” has the meaning set forth in Section 7.24(b)

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)    in respect of borrowed money or advances; or

(2)    evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations or Banking Services Obligations.

“Governmental Authority” means the federal and state governments of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, agency, tribunal, court, central

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bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means (a) Parent and each of its Subsidiaries that executes this Agreement as of the date hereof as a “Grantor” and (b) from and after the date hereof, each other Subsidiary that becomes a party to this Agreement (and any of the Security Documents) pursuant to Exhibit C of the Collateral Trust Agreement Joinder.

“Hedge Agreement” means (i) any Swap Agreement for which the counterparty thereto (x) is the Administrative Agent or a Lender under the Credit Agreement, a Secured Debt Representative or lender under any other Credit Facility that constitutes Additional Secured Debt or is an Affiliate of any of the foregoing, in each case at the time such Swap Agreement was entered into and (y) has delivered a Collateral Trust Agreement Joinder in respect thereof or (ii) any Swap Agreement under an ISDA Master Agreement specifically referenced in a previously delivered Collateral Trust Agreement Joinder.

“Hedge Provider” means the counterparty to the Grantors (or any Affiliate of the Grantors) under any Hedge Agreement.

“Hedging Obligations” means the obligations of Parent or a Restricted Subsidiary (as defined in the Credit Agreement) of Parent under any Hedge Agreement.

“Indemnified Liabilities” means any and all liabilities (including all environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Security Documents, including the violation of, noncompliance with or liability under, any Environmental Laws (as defined in the Credit Agreement) with respect to any real property of a Grantor which constitutes Collateral, and all reasonable, documented out-of-pocket costs and expenses (including reasonable documented fees and expenses of legal counsel selected by the Indemnitee) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought; provided, however, that in no event shall “Indemnified Liabilities” include fees and expenses for more than one primary counsel to the Collateral Trustee (and up to one local counsel in each applicable jurisdiction and regulatory counsel).

“Indemnitee” has the meaning set forth in Section 7.10(a).

“Indenture” has the meaning set forth in the recitals.

“Indenture Trustee” has the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” means:

(1)    any involuntary case or application or proceeding commenced or involuntary petition filed seeking (a) liquidation, reorganization, winding-up, dissolution, compromise, arrangement or other relief in respect of Parent or any Material Subsidiary

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or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (b) the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for Parent or any Material Subsidiary or for a substantial part of its assets, which in any case, such case or application or proceeding or petition has continued undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered; and/or

(2)     (a) any voluntary proceeding commenced or voluntary filing by Parent or any Material Subsidiary of any petition seeking liquidation, reorganization, winding-up, dissolution, compromise, arrangement or other relief under any federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect (except in a transaction expressly permitted by the applicable Secured Debt Documents), (b) any consent by Parent or any Material Subsidiary to the institution of, or failure to contest in a timely and appropriate manner, any proceeding or petition described in clause (1) above, (c) any application for or consent to by Parent or any Material Subsidiary of the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, examiner or similar official for, Parent or any Material Subsidiary or for a substantial part of its assets, (d) Parent or any Material Subsidiary filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) Parent or any Material Subsidiary making a general assignment for the benefit of creditors or (f) Parent or any Material Subsidiary taking any action for the purpose of effecting any of the foregoing.

“Issuers” has the meaning set forth in the preamble.

“Lien” means with respect to any asset (a) any mortgage, deed of trust, lien, statutory lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Subsidiary” has the meaning assigned to it in the Credit Agreement.

“Modification” has the meaning set forth in Section 3.8(d)(1).

“Mortgage” has the meaning set forth in Section 3.8(d)(1).

“Mortgaged Property” has the meaning set forth in Section 3.8(d)(1).

“Notes” has the meaning set forth in the recitals.

“Note Documents” means the Indenture, the Notes and the Security Documents securing the Obligations in respect thereof.

“Obligations” means all unpaid principal of and accrued and unpaid interest on any Funded Debt, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any

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bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any Grantor to any of the Secured Parties and the Collateral Trustee or any indemnified party, individually or collectively, existing on the date hereof or arising hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under any Secured Debt Document or any Security Document or in respect of any of the loans made or reimbursement or other obligations incurred or any of the letters of credit or other instruments at any time evidencing any thereof.

“Officer’s Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of Parent by an authorized officer of Parent (any certifications or representations therein in such authorized officer’s capacity and not in his or her individual capacity), including:

(a)    a statement that the Person making such certificate has read such covenant or condition;

(b)    a statement that, in the opinion of such Person (in such Person’s capacity as an officer and not in his or her individual capacity), he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(c)    a statement as to whether or not, in the opinion of such Person (in such Person’s capacity as an officer and not in his or her individual capacity), such condition or covenant has been satisfied.

“Parallel Debt” has the meaning set forth in Section 7.24(b).

“Parent” has the meaning set forth in the preamble.

“Permitted Prior Lien” means any Lien that has priority over the Lien granted to the Collateral Trustee for the benefit of the Secured Parties and which Lien was permitted under the applicable Secured Debt Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Priority Lien” means a Lien granted, or purported to be granted, by a Security Document to the Collateral Trustee, at any time, upon any property of any Grantor to secure Secured Obligations.

“Reaffirmation Agreement” means an agreement reaffirming the security interests granted to the Collateral Trustee in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement.

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“Secured Debt” means:

(1)    (x) any Funded Debt incurred on the date hereof or hereafter under the Credit Agreement (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under each applicable Secured Debt Document and (y) Funded Debt incurred on the date hereof or hereafter under the Indenture (including any related exchange notes) that was permitted to be incurred and secured under each applicable Secured Debt Document;

(2)    any other Funded Debt that is secured by a Priority Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in this clause (2), that:

(a)    on or before the date on which such Funded Debt is incurred by the applicable Grantor, such Funded Debt is designated by Parent as “Secured Debt” for the purposes of the Secured Debt Documents in an Additional Secured Debt Designation executed and delivered in accordance with Section 3.8(a);

(b)    unless such Funded Debt is issued under an existing Secured Debt Document for any Series of Secured Debt whose Secured Debt Representative is already party to this Agreement, the Secured Debt Representative for such Funded Debt executes and delivers a Collateral Trust Agreement Joinder in accordance with Section 3.8(b); and

(c)    all other requirements set forth in Section 3.8 have been complied with.

For the avoidance of doubt, Hedging Obligations and Banking Services Obligations shall not constitute Secured Debt but may constitute Secured Obligations.

“Secured Debt Default” means the occurrence and continuance of any matured “Event of Default” or similar term as defined in any of (i) the Credit Agreement, (ii) the Indenture or (iii) any other Secured Debt Document, or any other event or condition that, under the terms of any credit agreement, indenture or other agreement governing any Series of Secured Debt causes, or permits holders of Secured Debt or Dutch Parallel Debt Obligations outstanding thereunder to cause, the Secured Debt or Dutch Parallel Debt Obligations outstanding thereunder to become immediately due and payable, in each case, after all applicable grace periods have expired.

“Secured Debt Documents” means the Credit Agreement, the Indenture and any other indenture, credit agreement or other agreement related to any Secured Debt.

“Secured Debt Representative” means:

(a)    in the case of the Credit Agreement, the Administrative Agent and in the case of the Notes, the Indenture Trustee; and

(b)    in the case of any other Series of Secured Debt, the trustee, agent or representative of the holders of such Series of Secured Debt who maintains the

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transfer register for such Series of Secured Debt and is appointed as a representative of the Secured Debt (for purposes related to the administration of the Security Documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Secured Debt, and who has executed a Collateral Trust Agreement Joinder.

“Secured Obligations” means (i) the Secured Debt and all Obligations in respect of Secured Debt, together with all Hedging Obligations and Banking Services Obligations and all guarantees of any of the foregoing and (ii) with respect to Liens granted and created pursuant to the laws of the Netherlands, the Dutch Parallel Debt Obligations.

“Secured Parties” means the holders of the Secured Obligations, each Secured Debt Representative and the Collateral Trustee.

“Security Documents” means this Agreement, each Reaffirmation Agreement, each Collateral Trust Agreement Joinder, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Series of Secured Debt” means, severally, the Secured Debt under (i) the Credit Agreement, (ii) the Indenture and (iii) each other issue or series of Secured Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a Secured Debt Document shall be part of the same Series of Secured Debt as all other Secured Debt incurred pursuant to such Secured Debt Document.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or its Restricted Subsidiaries (as defined in the Secured Debt Documents) shall be a Swap Agreement.

“Trust Estate” has the meaning set forth in Section 2.1.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions

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of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code or any other similar law as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code or such other similar law as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to the creation or perfection of security interests and priority or remedies with respect thereto.

Section 1.2    Other Definition Provisions.

(a)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references, are to this Agreement unless otherwise specified. References to any Exhibit shall mean such Exhibit as amended or supplemented from time to time in accordance with this Agreement.

(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)    The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)    The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(e)    All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

(f)    All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(g)    Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture or the Credit Agreement (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement as amended or modified from time to time if such amendment or modification has been made in accordance with the Indenture or the Credit Agreement, as applicable. Unless otherwise set forth herein, references to principal amount shall include, without duplication, any reimbursement obligations with respect to a letter of credit and the face amount thereof (whether or not such amount is, at the time of determination, drawn or available to be drawn).

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This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

ARTICLE II

THE TRUST ESTATE

Section 2.1    Declaration of Trust.

To secure the payment of the Secured Obligations, each of the Grantors hereby confirms the grants to the Collateral Trustee of, and the Collateral Trustee hereby accepts and agrees to hold in trust under this Agreement for the benefit of all current and future Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under all Collateral under any Security Document (collectively the “Trust Estate”).

The Collateral Trustee and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all current and future Secured Parties as security for the payment of all present and future Secured Obligations.

Notwithstanding the foregoing, if at any time:

(1)    all Liens securing the Secured Obligations have been released as provided in Section 4.1;

(2)    the Collateral Trustee holds no other property in trust as part of the Trust Estate; and

(3)    no monetary obligation (other than indemnification and other contingent obligations for which no claim or demand for payment, whether oral or written, has been made at such time) is outstanding and payable under this Agreement to the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity);

then the trust arising hereunder will terminate, except that all provisions set forth in Sections 7.9 and 7.10 that are enforceable by the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The parties further declare and covenant that the Trust Estate will be held and distributed by the Collateral Trustee subject to the further agreements herein.

Section 2.2    Collateral Shared Equally and Ratably. Subject to Section 4.4, the parties to this Agreement agree that the payment and satisfaction of all of the Secured Obligations will be secured equally and ratably by the Liens established in favor of the Collateral Trustee for the benefit of the Secured Parties under the Security Documents, notwithstanding the

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time of incurrence of any Secured Obligations or the date, time, method or order of grant, attachment or perfection of any Liens securing such Secured Obligations and notwithstanding any provision of the UCC, the time of incurrence of any Series of Secured Debt or the time of incurrence of any other Secured Obligation, or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the Secured Obligations or the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced against any Grantor, it is the intent of the parties that, and the parties hereto agree for themselves and Secured Parties represented by them that all Secured Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by any Grantor to secure any Obligations in respect of any Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Priority Liens will be enforceable by the Collateral Trustee for the benefit of all Secured Parties equally and ratably; provided however, that notwithstanding the foregoing, (x) this provision will not be violated with respect to any particular Collateral and any particular Series of Secured Debt if the Secured Debt Documents in respect thereof prohibit the applicable Secured Parties from accepting the benefit of a Lien on any particular asset or property or such Secured Party otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property and (y) this provision will not be violated with respect to any particular Hedging Obligations or Banking Services Obligations if the Hedge Agreement or agreement giving rise to Banking Services Obligations prohibit the applicable Hedge Provider or Banking Services Provider from accepting the benefit of a Lien on any particular asset or property or such Hedge Provider or Banking Services Provider otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property.

ARTICLE III

OBLIGATIONS AND POWERS OF COLLATERAL TRUSTEE

Section 3.1    Appointment and Undertaking of the Collateral Trustee

(a)    Each Hedge Provider, each Banking Services Provider, each Secured Debt Representative and each other Secured Party acting through its respective Secured Debt Representative and/or by its acceptance of the benefits of the Security Documents hereby appoints Wilmington Trust, National Association (and any co-agents, sub-agents or attorneys-in-fact appointed by the Collateral Trustee for any of the purposes listed below (and which shall be entitled to the benefit of the provisions of this Agreement)) to serve as collateral trustee hereunder and under the Security Documents as provided herein and therein. Subject to, and in accordance with, this Agreement, the Collateral Trustee will have, as collateral trustee, for the benefit solely and exclusively of the present and future Secured Parties, in accordance with the terms of this Agreement and subject to applicable law, the power and authority to:

(1)    accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations hereunder and under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;

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(2)    take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(3)    deliver and receive notices pursuant to this Agreement and the Security Documents;

(4)    sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(5)    remit as provided in Section 3.4 all cash proceeds received by the Collateral Trustee from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;

(6)    execute and deliver (i) amendments and supplements to the Security Documents as may be required or advisable from time to time and in accordance with Section 7.1 and (ii) acknowledgements of Collateral Trust Agreement Joinders delivered pursuant to Section 3.8, 3.9 or 7.18 hereof;

(7)    promptly release any Lien granted to it by any Security Document upon any Collateral if and as required by Section 3.2 or Article IV; and

(8)    act or decline to act in connection with any enforcement of Liens as provided in Section 3.3.

(b)    Each party to this Agreement acknowledges and consents and/or by its acceptance of the benefits of the Security Documents hereby acknowledges and consents to the undertaking of the Collateral Trustee set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Trustee.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Collateral Trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral unless and until it shall have been directed in writing by an Act of Required Secured Parties and then only in accordance with the provisions of this Agreement.

(d)    The Collateral Trustee is authorized to enter into any Approved Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals,

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replacements of, such agreements) in connection with the incurrence by any Grantor of any Funded Debt permitted by the terms of the applicable Secured Debt Documents to be secured by the Collateral on a pari passu or junior priority secured basis, in each case in order to permit such Funded Debt to be secured by a valid, perfected Lien (with such priority as may be designated by such Grantor to the extent such priority is permitted by the applicable Secured Debt Documents), and the parties hereto acknowledge that each Approved Intercreditor Agreement is (if entered into) binding upon them.

(e)    Notwithstanding anything to the contrary contained in this Agreement, none of Parent, the other Grantors or any of their respective Affiliates may serve as Collateral Trustee.

Section 3.2    Release or Subordination of Liens. The Collateral Trustee will not release or subordinate any Lien granted in favor of the Collateral Trustee or consent to the release or subordination of any Lien granted in favor of the Collateral Trustee, except:

(a)    other than as set forth in to clause (b) of this Section 3.2, solely with respect to subordination, as directed by an Act of Required Secured Parties;

(b)    upon the reasonable request of any Grantor, to subordinate any Lien in favor of the Collateral Trustee to the holder of any Permitted Prior Lien identified in Section 9.13(b) of the Credit Agreement and Section 12.06 of the Indenture (and any corresponding section of any other Secured Debt Document);

(c)    as required or permitted by Article IV; or

(d)    as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction.

Section 3.3    Enforcement of Liens. If the Collateral Trustee at any time receives written notice that any Secured Debt Default has occurred under any Secured Debt Document that entitles the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens under the Security Documents, the Collateral Trustee will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Secured Parties and will act, or decline to act, as directed by an Act of Required Secured Parties, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Parties. Unless it has been directed to the contrary by an Act of Required Secured Parties, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any Secured Debt Default as it may deem advisable and in the interest of the Secured Parties.

Section 3.4    Application of Proceeds.

(a)    The Collateral Trustee will apply the proceeds of any collection, sale, foreclosure or other realization upon, or exercise of any right or remedy with respect to, any

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Collateral and the proceeds thereof, and the proceeds of any title insurance or other insurance policy required under any Secured Debt Document or otherwise covering the Collateral in the following order of application:

FIRST, to the payment of all amounts payable under this Agreement on account of the Collateral Trustee’s fees and any reasonable and documented out-of-pocket legal fees, costs and expenses or other liabilities of any kind incurred by, or owed to, the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with performing its obligations under any Security Document or this Agreement (including, but not limited to, indemnification obligations arising under this Agreement or any Security Document that are then due and payable);

SECOND, to the repayment of obligations, other than the Secured Obligations, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Lien has priority over the Priority Liens but only if such obligation is discharged (in whole or in part) in connection with such sale;

THIRD, to the respective Secured Debt Representatives, Hedge Providers and Banking Services Providers on a pro rata basis for each Series of Secured Debt, Hedging Obligations and Banking Services Obligations that are secured by such Collateral (or, where such Hedging Obligations or Banking Services Obligations are represented by a Secured Debt Representative, to such Secured Debt Representative on their behalf) for application to the payment of all such outstanding Secured Debt and any such other Secured Obligations that are then due and payable and so secured (for application in such order as may be provided in the Secured Debt Documents applicable to the respective Secured Obligations) in an amount sufficient to pay in full in cash all outstanding Secured Debt and all other Secured Obligations that are then due and payable (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Document) of all outstanding letters of credit constituting Secured Debt); and

FOURTH, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses will be paid to Parent or the applicable Grantor, as the case may be, its successors or assigns, or to such other Persons as may be entitled to such amounts under applicable law or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, if any Lien on any Collateral no longer secures the Obligations under any Series of Secured Debt as described below in Section 4.4, then such Series of Secured Debt and any related Secured Obligations of that Series thereafter shall not be entitled to share in the proceeds of any such Collateral.

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(b)    This Section 3.4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future Secured Party. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Collateral Trust Agreement Joinder as provided in Section 3.8 at the time of incurrence of such Series of Secured Debt.

(c)    In connection with the application of proceeds pursuant to Section 3.4(a), except as otherwise directed by an Act of Required Secured Parties, the Collateral Trustee may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

(d)    In making the determinations and allocations in accordance with Section 3.4(a), the Collateral Trustee may conclusively rely upon information supplied by the relevant Secured Debt Representative, Hedge Provider and Banking Services Provider as to the amounts of unpaid principal and interest and other amounts outstanding with respect to its respective Secured Debt and any other Secured Obligations and any amounts under any Hedge Agreements included in the Secured Obligations. In calculating the amount of Secured Obligations owed to any Hedge Provider, the Secured Obligations owed to such Hedge Provider shall be determined by the relevant Hedge Provider in accordance with the terms of the relevant Hedge Agreement; provided that, notwithstanding anything herein or in any Secured Debt Document to the contrary, in the event that any such Hedge Agreement consists of more than one confirmation or trade or in the event that the relevant Hedge Provider is a party to any other Hedge Agreement, solely for purposes of calculating the Secured Obligations owed to such Hedge Provider under this Agreement, such calculation shall setoff and net all Obligations owing to such Hedge Provider or owed by such Hedge Provider under each such confirmation or trade and/or additional Hedge Agreement.

Notwithstanding the foregoing or the other terms of this Agreement, the Collateral Trustee will apply the proceeds of any collection, sale, foreclosure or other realization upon, or exercise of any right or remedy with respect to any Lien created under Security Documents governed by the laws of the Netherlands to secure Dutch Parallel Debt Obligations to the payment of such Dutch Parallel Debt Obligations, and in accordance with the relevant mandatory provisions of the laws of the Netherlands.

Section 3.5    Powers of the Collateral Trustee.

(a)    The Collateral Trustee is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article III or, subject to the other provisions of this Agreement, as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Required Secured Parties.

(b)    In the absence of gross negligence or willful misconduct on the part of any Secured Debt Representative or Secured Party (as determined by a court of competent

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jurisdiction by final and nonappealable judgment), no Secured Debt Representative or Secured Party (other than the Collateral Trustee) will have any liability whatsoever for any act or omission of the Collateral Trustee.

Section 3.6    Documents and Communications. The Collateral Trustee will permit each Secured Debt Representative and each Secured Party upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received or delivered by the Collateral Trustee in its capacity as such.

Section 3.7    For Sole and Exclusive Benefit of the Secured Parties. The Collateral Trustee will accept, hold, administer and enforce all Liens on the Collateral at any time pledged and, if applicable, delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Trustee and all other property of the Trust Estate solely and exclusively for the benefit of the present and future Secured Parties, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.

Section 3.8    Additional Secured Debt.

(a)    The Collateral Trustee will, as collateral trustee hereunder, perform its undertakings set forth in this Agreement with respect to any Secured Debt that is issued or incurred after the date hereof if the designated Secured Debt Representative identified pursuant to this Section 3.8 signs a Collateral Trust Agreement Joinder and delivers the same to the Collateral Trustee; provided that, if such Funded Debt is issued under an existing Secured Debt Document for any Series of Secured Debt whose Secured Debt Representative is already party to this Agreement, no such Collateral Trust Agreement Joinder shall be a condition to the performance by the Collateral Trustee of its undertakings set forth in this Agreement with respect to such Funded Debt.

(b)    Parent will be permitted to designate as Secured Debt hereunder any Funded Debt that is incurred by any Grantor after the date of this Agreement in accordance with the terms of the applicable Secured Debt Documents. Parent may only effect such designation by delivering to the Collateral Trustee an Additional Secured Debt Designation that:

(1)    states that such Grantor intends to incur additional Funded Debt (“Additional Secured Debt”) which will be Secured Debt not prohibited by any Secured Debt Document to be incurred and secured by a Priority Lien equally and ratably with all previously existing and future Secured Debt;

(2)    specifies the name and address of the Secured Debt Representative (or, in the case of any Additional Secured Debt of which there is a single holder, such holder) for such Additional Secured Debt for purposes of this Agreement including Section 7.6;

(3)    states that such Grantor and any other Grantors party thereto have duly authorized and executed (if applicable) all relevant filings and recordations to ensure that the Additional Secured Debt is secured by the Collateral in accordance with the Security Documents; and

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(4)    attaches as Exhibit 1 to such Additional Secured Debt Designation a Reaffirmation Agreement in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement, which Reaffirmation Agreement has been duly executed by each Grantor.

Parent shall deliver a copy of the Additional Secured Debt Designation and the related Collateral Trust Agreement Joinder to each then existing Secured Debt Representative; provided that the failure to do so shall not affect the status of such debt as Additional Secured Debt if the other requirements of this Section 3.8 are complied with. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional Funded Debt or Liens if prohibited by the terms of any Secured Debt Documents.

Notwithstanding the foregoing, (x) the incurrence of revolving credit obligations under commitments that have previously been designated as Secured Debt, (y) the issuance of letters of credit and incurrence of reimbursement obligations in respect thereof under commitments that have previously been designated as Secured Debt and (z) the obtaining of Incremental Commitments and/or the incurrence of Incremental Loans (each as defined in the Credit Agreement under the Credit Agreement or the incurrence of any incremental facilities under any other Credit Facility that constitutes Additional Secured Debt shall, in each case, automatically constitute Secured Debt and shall not require compliance with the procedures set forth in Section 3.8(a) and this Section 3.8(b).

(c)    With respect to any Secured Debt that is issued or incurred after the date hereof, each Grantor agrees to take such actions (if any) as necessary or as otherwise may from time to time reasonably be requested by the Collateral Trustee or any Secured Debt Representative and enter into such technical amendments, modifications and/or supplements to the then existing Security Documents (or execute and deliver such additional Security Documents) as may from time to time be reasonably requested by such Persons (including as contemplated by clause (d) below), to ensure that the Additional Secured Debt is secured by, and entitled to the benefits of, the relevant Security Documents, and each Secured Party (by its acceptance of the benefits hereof and the execution of this Agreement) hereby agrees to, and authorizes the Collateral Trustee to enter into, any such technical amendments, modifications and/or supplements (and additional Security Documents). Each Grantor hereby further agrees that, if there are any recording, filing or other similar fees payable in connection with any of the actions to be taken pursuant to this Section 3.8(c) or Section 3.8(d), all such amounts shall be paid by, and shall be for the account of, the Grantors, on a joint and several basis.

(d)    Without limitation of the foregoing, each Grantor agrees to take the following actions with respect to any real property Collateral with respect to all Additional Secured Debt:

(1)    each applicable Grantor shall enter into, and deliver to the Collateral Trustee a mortgage modification (each such modification, a

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“Modification”) or new mortgage or deed of trust (only to the extent a new mortgage or deed of trust is required to effect such Modification) with regard to each real property located in the United States of America subject to a mortgage or deed of trust (each such mortgage or deed of trust a “Mortgage,” and each such property a “Mortgaged Property”), with such changes as may be required to account for local law matters, at the time of such incurrence, in proper form for recording in all applicable jurisdictions, in a form and substance reasonably satisfactory to the Administrative Agent, and each applicable Grantor is jointly and severally liable to pay all filing and recording fees and taxes, documentary stamp taxes and other taxes, charges and fees, if any, necessary for filing or recording in the recording office of each jurisdiction where such real property to be encumbered thereby is situated; and

(2)    in connection with any Modification required under clause (1) above, Parent or the applicable Grantor will cause to be delivered such Mortgage Instruments (as such term is defined in the Credit Agreement as of the date hereof) as reasonably requested by the Administrative Agent.

Section 3.9    Hedging Obligations and Banking Services Obligations.

(a)    The Collateral Trustee will, as collateral trustee hereunder, also perform its undertakings set forth in Section 3.1(a) with respect to any Hedging Obligations or Banking Services Obligations under a Hedge Agreement or agreement giving rise to Banking Services Obligations, as applicable, that are incurred after the date hereof.

(b)    With respect to any Hedging Obligations, Parent and each of the other Grantors agrees to take such actions (if any) as necessary or as otherwise may from time to time reasonably be requested by the Collateral Trustee or any Secured Debt Representative, and enter into such amendments, modifications and/or supplements to the then existing Security Documents (or execute and deliver such additional Security Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Hedging Obligations incurred after the date hereof are secured by, and entitled to the benefits of, the relevant Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Trustee to enter into, any such amendments, modifications and/or supplements (and additional Security Documents). Parent and each Grantor hereby further agree that if there are any recording, filing or other similar fees or taxes payable in connection with any of the actions to be taken pursuant to this Section 3.9(b), all such amounts shall be paid by, and shall be for the account of, Parent and the respective Grantors, on a joint and several basis.

ARTICLE IV

OBLIGATIONS ENFORCEABLE BY THE GRANTORS

Section 4.1    Release of Liens on Collateral.

(a)    The Collateral Trustee’s Liens upon the Collateral will be automatically, and without the need for any consent or approval of any Secured Party or the Collateral Trustee (except as contemplated by clauses (5) and (6) below), released in any of the following circumstances:

(1)    in whole, upon Discharge of Secured Obligations;

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(2)    as to any Collateral that is sold, transferred or otherwise disposed of (other than by lease or license) by Parent or any other Grantor in a transaction or other circumstance which is not prohibited by, and, to the extent applicable, in accordance with, all applicable Secured Debt Documents at the time of such sale, transfer or other disposition or to the extent of such Collateral sold, transferred or otherwise disposed of;

(3)    as to any Collateral sold in a foreclosure or similar transaction or in connection with any other exercise of remedies in accordance with the terms of this Agreement and the other Security Documents;

(4)    as to any property of a Grantor that becomes an Excluded Asset (as defined in the Credit Agreement);

(5)    as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (1), (2), (3) or (4) above), if directed by an Act of Required Secured Parties; and

(6)    as to a release of all or substantially all of the Collateral (other than pursuant to clause (1) above), if consent to release of that Collateral has been given by the Secured Debt Representatives representing the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and such release has become effective in accordance with such consent.

(b)    A Grantor shall be automatically released from its obligations under this Agreement and the other Security Documents and the Collateral Trustee’s Liens upon the Collateral of such Grantor and the capital stock or other equity interests of such Grantor shall be automatically released if such Grantor (x) ceases to be a Restricted Subsidiary (as defined in each applicable Secured Debt Document) or (y) becomes an Excluded Subsidiary (as defined in each applicable Secured Debt Document); provided that Parent has elected for such Excluded Subsidiary to be released in accordance with the Credit Agreement.

(c)    The Collateral Trustee agrees for the benefit of Parent and the other Grantors that if the Collateral Trustee at any time receives:

(1)    an Officer’s Certificate stating that the conditions precedent in this Agreement and all other Secured Debt Documents, if any, relating to the release of the applicable Collateral have been complied with;

(2)    the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

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(3)    in the case of a release requested pursuant to Section 4.1(a)(5) or Section 4.1(a)(6), the written confirmation of each Secured Debt Representative that consent from the applicable Secured Parties that are required to consent to such release has been obtained;

then the Collateral Trustee will promptly (i) execute (with such acknowledgements and/or notarizations as are required), deliver and provide Parent or such Grantor (or its designee or counsel) authorization to file (if applicable) such releases and such other documents (including UCC termination statements, reconveyances and customary pay-off letters) as Parent or such Grantor may reasonably request to evidence and effectuate such release to Parent or such Grantor and (ii) take such other actions (including return of any Collateral to Parent or such Grantor) as Parent or such Grantor may reasonably request in connection with such release, in each case, on or prior to the later of (x) the date specified in such request for such release and (y) the fifth Business Day after the date of receipt of the items required by this Section 4.1(c) by the Collateral Trustee.

(d)    The Collateral Trustee hereby agrees that in the case of any release pursuant to clause (2) of Section 4.1(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of Parent or other applicable Grantor, the Collateral Trustee will deliver the release under customary escrow or other arrangements that permit such contemporaneous payment and delivery of the release.

Section 4.2    Delivery of Copies to Secured Debt Representatives. The Collateral Trustee will deliver to each Secured Debt Representative a copy of each document delivered to the Collateral Trustee pursuant to Section 4.1(c). The Secured Debt Representatives will not be obligated to take notice thereof or to act thereon.

Section 4.3    Preparing, Filing or Recording Release Documentation. In connection with any release of Collateral or any Grantor pursuant to Section 4.1(a) or (b), the Collateral Trustee shall, promptly upon the request of Parent or the applicable Grantor, (i) execute, and deliver all agreements, instruments or documents to effect such release and (ii) provide to Parent or the applicable Grantor (or its designee or counsel) authorization to serve, file, register or record any such agreement, instrument or document.

Section 4.4    Satisfaction of Obligations in Respect of any Series of Secured Debt.

(a)    Satisfaction of Obligations in Respect of the Notes. Notwithstanding anything herein to the contrary, in addition to any release pursuant to Section 4.1 hereof, the Collateral Trustee’s Priority Lien will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Priority Lien on the Collateral will automatically terminate and be discharged:

(1)    upon satisfaction and discharge of the Indenture as set forth under Article 11 of the Indenture;

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(2)    upon a Legal Defeasance or Covenant Defeasance (each as defined under the Indenture) of the Notes as set forth under Article 8 of the Indenture;

(3)    upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged;

(4)    upon occurrence of the Fall Away Date (as defined in the Indenture) under Section 4.20 of the Indenture; or

(5)    in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Article 9 of the Indenture.

(b)    Satisfaction of Obligations in Respect of any Series of Secured Debt other than the Notes.    Notwithstanding anything herein to the contrary, in addition to any release pursuant to Section 4.1 hereof, (i) as to any Series of Secured Debt (other than the Notes), the Collateral Trustee’s Priority Lien automatically will no longer secure such Series of Secured Debt if the requirements of a Discharge of Secured Obligations are satisfied with respect to such Series of Secured Debt.

(c)    The Collateral Trustee shall not be deemed to have knowledge of any Discharge of Secured Obligations with respect to any Series of Secured Debt unless and until written notice thereof is delivered by the applicable Secured Debt Representative to the Collateral Trustee.

ARTICLE V

IMMUNITIES OF THE COLLATERAL TRUSTEE

Section 5.1    No Implied Duty. The Collateral Trustee will not have any fiduciary duties or other implied duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Security Documents. The Collateral Trustee will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents. It is understood and agreed that the use of the term “trustee” herein or in any other Security Document (or any other similar term) with reference to a Collateral Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency or trustee doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties

Section 5.2    Appointment of Agents and Advisors. The Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

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Section 5.3    Other Agreements.

(a)    The Collateral Trustee has accepted its appointment as Collateral Trustee hereunder. The Collateral Trustee is authorized and directed (i) to execute and deliver the Security Documents executed by the Collateral Trustee as of the date of this Agreement as well as any additional Security Documents from time to time that are required hereunder or reasonably requested by a Grantor or a Secured Debt Representative and is (or will be) bound by all such Security Documents upon effectiveness thereof and the Collateral Trustee shall execute all such Security Documents and (ii) in order to perfect the security interest to the Collateral Trustee on behalf of the Secured Parties granted by the Grantors on the Collateral held by such Grantors and in accordance with the terms of this Agreement, to execute, deliver and/or file or record (if applicable) any such Security Documents, instruments, financing statements or other documents with the applicable government body; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Trustee. The Collateral Trustee will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Secured Debt (other than this Agreement and the other Security Documents to which it is a party). In acting under any Security Document, the Collateral Trustee shall enjoy all the rights, protections, immunities and indemnities granted to it hereunder. To the extent applicable, the Collateral Trustee shall enjoy the same rights, protections, immunities and indemnities afforded to it under the Secured Debt Documents as agent of (or otherwise being appointed to act for the benefit of) the related Secured Debt Representative or Secured Parties in acting hereunder.

(b)    Upon receipt of a Collateral Trust Agreement Joinder, the Collateral Trustee shall execute the same.

Section 5.4    Solicitation of Instructions.

(a)    As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Trustee may at any time solicit written confirmatory instructions, in the form of an Act of Required Secured Parties, an Officer’s Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents.

(b)    No written direction given to the Collateral Trustee by an Act of Required Secured Parties that in the sole judgment of the Collateral Trustee imposes, purports to impose or might reasonably be expected to impose upon the Collateral Trustee any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Trustee unless the Collateral Trustee elects, at its sole option, to accept such direction. For the avoidance of doubt, Sections 7.9 and 7.10 shall apply with regard to any action taken by the Collateral Trustee in compliance with such request or direction.

Section 5.5    Limitation of Liability. The Collateral Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In no event shall the Collateral Trustee be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including loss of profit) arising out of or in connection with this

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Agreement or any other Security Document or any agreement or transaction contemplated hereby irrespective of whether the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions; provided that such limitation of liability shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Collateral Trustee or any of its Affiliates. The Collateral Trustee shall in no event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 5.6    Documents in Satisfactory Form. The Collateral Trustee will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it; provided that in no event shall the Collateral Trustee be deemed to be making a representation as to the accuracy, adequacy or sufficiency of such document.

Section 5.7    Entitled to Rely. The Collateral Trustee may seek and conclusively rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by Parent or any other Grantor in compliance with the provisions of this Agreement or delivered to it by any Secured Debt Representative as to the Secured Parties for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Trustee may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officer’s Certificate is required or permitted under this Agreement to be delivered to the Collateral Trustee in respect of any matter, the Collateral Trustee may rely conclusively on such Officer’s Certificate as to such matter and such Officer’s Certificate shall be full warranty and protection to the Collateral Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents with respect to the transaction specified in such Officer’s Certificate.

Section 5.8    Secured Debt Default. The Collateral Trustee will not be required to inquire as to the occurrence or absence of any Secured Debt Default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Secured Debt Default unless and until it is directed by an Act of Required Secured Parties. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Collateral Trustee shall not be subject to, or bound by, the terms and provisions of any documents to which it is not a party, and shall not be deemed to have knowledge of the terms and provisions of any document to which it is not a party.

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Section 5.9    Actions by Collateral Trustee. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Trustee will act or refrain from acting as directed by an Act of Required Secured Parties and will be fully protected if it does so, and any action taken, suffered or omitted pursuant hereto or thereto shall be binding on the Secured Parties.

Section 5.10    Security or Indemnity in favor of the Collateral Trustee. The Collateral Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability, loss, fee or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 5.11    Rights of the Collateral Trustee. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document with respect to the priority of the Liens created by the Security Documents and the rights and remedies of the Collateral Trustee. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Trustee and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Trustee is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

Section 5.12    Limitations on Duty of Collateral Trustee in Respect of Collateral.

(a)    Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral; provided, however, that, notwithstanding the foregoing, the Collateral Trustee will execute, file or record UCC-3 continuation statements and other documents and instruments to preserve, protect or perfect the security interests granted to the Collateral Trustee (subject to the priorities set forth herein) if it shall receive a specific written request to execute, file or record the particular continuation statement or other specific document or instrument by any Secured Debt Representative. The Collateral Trustee shall deliver to each other Secured Debt Representative a copy of any such written request. The Collateral Trustee will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Trustee will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith.

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(b)    Except as provided in Section 5.12(a), the Collateral Trustee will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Trustee as determined by a court of competent jurisdiction by final and nonappealable judgment, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee hereby disclaims any representation or warranty to the current and future holders of the Secured Obligations concerning the perfection of the security interests granted to it or in the value of any Collateral.

Section 5.13    Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:

(1)    each of the parties thereto (other than the Collateral Trustee) will remain liable under each of the Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;

(2)    the exercise by the Collateral Trustee of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

(3)    the Collateral Trustee will not be obligated to perform any of the obligations or duties of any of the parties to the Security Documents other than the obligations and duties of the Collateral Trustee.

Section 5.14    No Liability for Clean-Up of Hazardous Materials. In the event that the Collateral Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Trustee reserves the right, instead of taking such action, either to resign as Collateral Trustee or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Trustee will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

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Section 5.15    Act of Required Secured Party, etc.

(a)    At the request of the Collateral Trustee, each Secured Debt Representative shall provide any information requested by the Collateral Trustee in order to determine whether any act, direction or vote of holders of Secured Debt meets the definition of “Act of Required Secured Parties”. Each such Secured Debt Representative shall be required to determine whether any Secured Debt is held by Parent or any Affiliate of a Grantor for purposes of clauses (i) and (ii) of the definition of “Act of Required Secured Parties.”

(b)    The Collateral Trustee shall not be deemed to have knowledge of any Discharge of Secured Obligations unless and until written notice thereof is delivered to the Collateral Trustee pursuant to Section 7.7.

(c)    The Collateral Trustee shall be entitled to conclusively rely on the information provided by each such Secured Debt Representative pursuant to this Section 5.15.

ARTICLE VI

RESIGNATION AND REMOVAL OF THE COLLATERAL TRUSTEE

Section 6.1    Resignation or Removal of Collateral Trustee. Subject to the appointment of a successor Collateral Trustee as provided in Section 6.2 and the acceptance of such appointment by the successor Collateral Trustee:

(a)    the Collateral Trustee may resign at any time by giving not less than 30 days’ notice of resignation to each Secured Debt Representative and Parent; and

(b)    the Collateral Trustee may be removed at any time, with or without cause, by an Act of Required Secured Parties.

Section 6.2    Appointment of Successor Collateral Trustee. Upon any such resignation or removal, a successor Collateral Trustee may be appointed by an Act of Required Secured Parties (with the consent of Parent, such consent not to be unreasonably withheld or delayed); provided that no such consent shall be required upon the occurrence of a Secured Debt Default. If no successor Collateral Trustee has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Trustee gave notice of resignation or was removed, the retiring Collateral Trustee may (at the expense of Parent), at its option, appoint a successor Collateral Trustee, or petition a court of competent jurisdiction for appointment of a successor Collateral Trustee, which must be a bank or trust company:

(1)    authorized to exercise corporate trust powers;

(2)    having a combined capital and surplus of at least $500,000,000;

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(3)    maintaining an office in New York, New York;

(4)    reasonably satisfactory to Parent.

The Collateral Trustee will fulfill its obligations hereunder until a successor Collateral Trustee meeting the requirements of this Section 6.2 has accepted its appointment as Collateral Trustee and the provisions of Section 6.3 have been satisfied.

Section 6.3    Succession. When the Person so appointed as successor Collateral Trustee accepts such appointment:

(1)    such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Trustee, and the predecessor Collateral Trustee will be discharged from its duties and obligations hereunder;

(2)    the predecessor Collateral Trustee will (at the expense of Parent) promptly transfer all Liens and collateral security and other property of the Trust Estate within its possession or control to the possession or control of the successor Collateral Trustee and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Trustee to transfer to the successor Collateral Trustee all Liens, interests, rights, powers and remedies of the predecessor Collateral Trustee in respect of the Security Documents or the Trust Estate; and

(3)    the predecessor Collateral Trustee will transfer its rights under the Parallel Debt to the successor Collateral Trustee.

Thereafter the predecessor Collateral Trustee will remain entitled to enforce the immunities granted to it in Article V and the provisions of Sections 7.9 and 7.10.

Section 6.4    Merger, Conversion or Consolidation of Collateral Trustee. Any Person into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any Person succeeding to the business of the Collateral Trustee shall be the successor of the Collateral Trustee pursuant to Section 6.3; provided that (i) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (1) through (4) of Section 6.2 and (ii) prior to any such merger, conversion or consolidation, the Collateral Trustee shall have notified Parent and each Secured Debt Representative thereof in writing.

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ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1    Amendment.

(a)    No amendment, supplement or waiver to the provisions of any Security Document will be effective without the approval of the Collateral Trustee (solely with respect to amendments of the type described in clauses (2)(A) and (B) below, acting as directed by an Act of Required Secured Parties), and in connection with any of the following, without the approval of the parties specified therein (which approval should be deemed provided upon such parties delivery of an executed counterpart of such amendment):

(1)    any amendment, supplement or waiver that has the effect solely of:

(A)    adding or maintaining Collateral, securing additional Secured Obligations that are otherwise not prohibited by the terms of any Secured Debt Document to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Trustee therein; or

(B)    providing for the assumption of any Grantor’s obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Grantor to the extent not prohibited by the terms of any applicable Secured Debt Document, will become effective when (x) executed and delivered to the Collateral Trustee (which shall sign the same promptly upon receipt) by Parent or any other applicable Grantor party thereto and (y) executed by the Collateral Trustee in accordance with the foregoing clause (x);

(2)    no amendment, supplement or waiver that reduces, impairs or adversely affects the right of any Secured Party:

(A)    to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Secured Parties (or amends the provisions of this Section 7.1(a) (2) or the definition of “Act of Required Secured Parties”);

(B)    to share in the order of application described in Section 3.4 in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described in Section 4.1 or 4.4;

(C)    to require that Liens securing Secured Obligations be released only as set forth in the provisions described in Section 4.1 or 4.4; or

(D)    under this Section 7.1,

will become effective without the consent of each Secured Debt Representative (acting in accordance with the applicable Secured Debt Documents) of each Series of Secured Debt so affected under the applicable Secured Debt Documents; and

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(3)    no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, respectively.

(b)    The Collateral Trustee will not enter into any amendment, supplement or waiver unless it has received an Officer’s Certificate to the effect that such amendment, supplement or waiver will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents; provided that this clause (b) shall not apply to any Collateral Trust Agreement Joinder delivered pursuant to Section 7.18.

(c)    Notwithstanding anything to the contrary herein, following the date hereof, the Security Documents and any related documents may be amended, supplemented and/or waived at the request of Parent or at the direction of the Administrative Agent, in each case, in accordance with the terms of any applicable Secured Debt Documents without obtaining an Act of Required Secured Parties if such amendment or waiver is to (x) comply with local law or advice of local counsel, (y) fix ambiguities, omissions or defects or (z) cause this Agreement, such Security Documents or such other agreements or documents to be consistent with this Agreement and/or one or more Secured Debt Documents, as applicable.

(d)    For the avoidance of doubt, a Collateral Trust Agreement Joinder (and any amendments or supplements to the Security Documents required in connection with such Collateral Trust Agreement Joinder) shall not constitute an amendment, supplement or waiver for purposes of this Section 7.1.

Section 7.2    Voting. In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Funded Debt of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will cast all of its votes under that Series of Secured Debt as a block in respect of any vote under this Agreement.

Section 7.3    Further Assurances.

(a)    Parent and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Secured Debt Document to become, Collateral after the date hereof), in each case as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

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(b)    Upon the reasonable request of the Collateral Trustee at any time and from time to time, each Grantor will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents or Security Documents for the benefit of the Secured Parties.

Section 7.4    Successors and Assigns.

(a)    Except as provided in Section 5.2, the Collateral Trustee may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Trustee hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(b)    Except in connection with a transaction permitted by the applicable Secured Debt Documents, neither Parent nor any other Grantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of Parent and the other Grantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Trustee, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

Section 7.5    Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 7.6    Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

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If to the Collateral Trustee:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: Jennifer K. Anderson

Telephone: 302-636-5048

Fax: 302-636-4145

If to Parent or any other Grantor:

First Floor, Minerva House

Ballsbridge, Simmonscourt Road

Dublin 4, Ireland

Attention: International Legal Counsel and Company Secretary

Telephone: +353-1268-2006

Fax: 484-216-3002

Email: wallace.karen@endo.com; dunlea.orla@endo.com; oh.yoonah@endo.com

If to the Administrative Agent:

(1)	JPMorgan Chase Bank, N.A.,

10 S. Dearborn, Chicago, IL 60603

Attn: Ryan Bowman

Telephone: 312-732-4754

Fax: 844-490-5663

Email: ryan.t.bowman@jpmorgan.com;

(2)	J.P. Morgan Europe Limited, Loan and Agency Group

25 Bank Street, Canary Wharf, London E14 5JP

Telephone: +44 (0) 20 7742 1000

Fax: +44 (0)20 7777 2360)

Email: loan_and_agency_london@jpmorgan.com;

or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

If to the Indenture Trustee:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th floor

New York, NY 10017

Fax: (917) 260-1593

Attention: Corporate Trust Services – Administrator for Endo 5.875 Senior Secured Notes

33

and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above.

Any of the foregoing parties may specify a different or an additional address to which notices should be sent under this Agreement by sending other parties written notice of the new or additional address in the manner provided in this Section.

All notices and communications will be transmitted by electronic mail, telecopy or by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant electronic mail address, fax number or address set forth above or, as to holders of Secured Debt, its contact information shown on the register kept by the office or agency where the relevant Secured Debt may be presented for registration of transfer or for exchange. To the extent applicable, any notice or communication will also be so transmitted by the Indenture Trustee to any Person described in § 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder. Failure to transmit a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 7.7    Notice Following Discharge of Secured Obligations. Promptly following the Discharge of Secured Obligations with respect to one or more Series of Secured Debt, each Secured Debt Representative with respect to each applicable Series of Secured Debt that is so discharged will provide written notice of such discharge to the Collateral Trustee and to each other Secured Debt Representative.

Section 7.8    Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Trustee set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

Section 7.9    Compensation; Expenses. The Grantors agree to pay, promptly upon demand:

(a)    such compensation to the Collateral Trustee and its agents as Parent and the Collateral Trustee may agree in writing on the date hereof; and

(b)    jointly and severally, no later than fifteen (15) days after written demand therefor:

(1)    all reasonable, documented out-of-pocket costs and expenses incurred by the Collateral Trustee and its agents in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Security Document or any consent, amendment, waiver or other modification relating hereto or thereto;

(2)    all reasonable, documented out-of-pocket fees, expenses and disbursements of legal counsel and any auditors, accountants,

34

consultants or appraisers or other professional advisors and agents engaged by the Collateral Trustee incurred in connection with (i) the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Security Documents (or any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by Parent or any other Grantor), (ii) the transactions contemplated thereby and (iii) the exercise of rights or performance of obligations of the Collateral Trustee thereunder; provided, however, that in no event shall the Grantors be obligated to pay fees and expenses for more than one primary counsel to the Collateral Trustee (and up to one local counsel in each applicable jurisdiction and regulatory counsel);

(3)    all reasonable, documented out-of-pocket costs and expenses incurred by the Collateral Trustee and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Trustee’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(4)    subject to the proviso in clause (2), after the occurrence of any Secured Debt Default, all reasonable, documented out-of-pocket costs and expenses incurred by the Collateral Trustee and its agents in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Security Documents or any interest, right, power or remedy of the Collateral Trustee or in connection with the collection or enforcement of any of the Secured Obligations or the proof, protection, administration or resolution of any claim based upon the Secured Obligations in any Insolvency or Liquidation Proceeding, including all reasonable, documented out-of-pocket fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Trustee and its agents.

The agreements in this Section 7.9 will survive repayment of all other Secured Obligations and the removal or resignation of the Collateral Trustee.

Section 7.10    Indemnity.

(a)    The Grantors jointly and severally agree to defend, indemnify, pay and hold harmless the Collateral Trustee and its Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities, regardless of whether such claim is asserted by any Secured Party, Secured Debt Representative or Grantor; provided that no Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

35

(b)    All amounts due under this Section 7.10 will be payable not later than fifteen (15) days upon written demand therefore.

(c)    To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 7.10(a) may be unenforceable in whole or in part because they violate any law or public policy, each of the Grantors will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d)    To the extent permitted by applicable law, no Grantor shall ever assert, and each Grantor hereby waives, any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Security Documents or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability.

(e)    The agreements in this Section 7.10 will survive repayment of all other Secured Obligations and the removal or resignation of the Collateral Trustee.

Section 7.11    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12    Section Headings. The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 7.13    Obligations Secured. All obligations of the Grantors set forth in or arising under this Agreement will be Secured Obligations and are secured by all Liens granted by the Security Documents.

Section 7.14    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Section 7.15    Consent to Jurisdiction; Service of Process.

(a)    Each Grantor hereby irrevocably and unconditionally submits for themselves and their property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in

36

respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any shall affect any right that any party hereto or Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its properties in the courts of any jurisdiction.

(b)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.16    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.17    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Section 7.18    Additional Grantors.    Parent will cause each Subsidiary of Parent that hereafter becomes a Grantor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Subsidiary to execute and deliver to the Collateral Trustee a Collateral Trust Agreement Joinder, whereupon such Subsidiary will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof.

Section 7.19    Continuing Nature of this Agreement. This Agreement will be reinstated if at any time any payment or distribution in respect of any of the Secured Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any Secured Party or Secured Debt Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise).

Section 7.20    Insolvency. This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor.

37

The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

Section 7.21    Rights and Immunities of Secured Debt Representatives. The Administrative Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Credit Agreement, the Indenture Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Indenture and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Secured Debt Representative be liable for any act or omission on the part of the Grantors or the Collateral Trustee hereunder.

Section 7.22    Modification of Secured Debt Documents. Parent and any other Grantor shall be permitted to amend, replace, refinance, increase, substitute or modify any other Secured Debt Document or enter into any additional Secured Debt or the applicable Secured Debt Documents, in each case in accordance with the terms of the Secured Debt Documents.

Section 7.23    Confidentiality.

The Collateral Trustee agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)    to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)    to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c)    to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d)    to any other party to this Agreement;

(e)    in connection with the exercise of any remedies under the Security Documents or any Secured Debt Document or any suit, action or proceeding relating to the Security Documents or any Secured Debt Document or the enforcement of rights hereunder or thereunder;

(f)    subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or beneficiary of, or any prospective assignee of or beneficiary of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Affiliates) to any swap, derivative or other transaction relating to Parent or its Restricted Subsidiaries (as defined in the applicable Secured Debt Document) and their obligations;

38

(g)    with the prior written consent of Parent; or

(h)    to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing party or its Affiliates or (ii) becomes available to the Collateral Trustee on a nonconfidential basis from a source other than the Grantors.

(i)    For the purposes of this Section, “Information” means all information received from (or on behalf of) Parent or its Subsidiaries relating to Parent, its Subsidiaries or their respective businesses, other than any such information that is available to the Collateral Trustee on a nonconfidential basis prior to disclosure by Parent or its Subsidiaries.

Section 7.24    Jurisdiction Specific Provisions.

(a)    Dutch Law Provisions.

The Collateral Trustee is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties under Security Documents governed by the laws of the Netherlands (the “Dutch Security Documents”). Without prejudice to the provisions of this Agreement and the other Secured Debt Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of Parent or any relevant Subsidiary as will be described in the Dutch Security Documents (the “Parallel Debt”), including that any payment received by the Collateral Trustee in respect of the Parallel Debt will, conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application, be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Secured Parties in satisfaction of the Secured Obligations shall, conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application, be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of the Dutch Security Documents, any resignation by the Collateral Trustee is not effective until its rights under the Parallel Debt are assigned to the successor Collateral Trustee.

(b)    Canadian Law Provisions.

For greater certainty, and without limiting the powers of the Collateral Trustee, each Hedge Provider, each Banking Services Provider and each other Secured Party acting through its respective Secured Debt Representative hereby acknowledge that the Collateral Trustee is also acting as hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec in order to hold hypothecs and security granted by any Grantor on property pursuant to the laws of the Province of Quebec. The execution by the Collateral Trustee as hypothecary representative prior to this appointment of any deeds of hypothec or other security documents is hereby ratified and confirmed. The appointment of the Collateral Trustee,

39

acting as hypothecary representative, shall be deemed to have been ratified and confirmed by each Person accepting the benefits of the Security Documents. The resignation or removal of the Collateral Trustee and appointment of a successor Collateral Trustee, shall also include its resignation or removal, and appointment, as the case may be, as hypothecary representative without further formality, except the filing of a notice of replacement of hypothecary representative pursuant to Article 2692 of the Civil Code of Quebec.

40

EXHIBIT A

to Collateral Trust Agreement

[FORM OF]

ADDITIONAL SECURED DEBT DESIGNATION

            , 20

Reference is made to the Collateral Trust Agreement dated as of April 27, 2017 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”), among Endo International PLC, a company incorporated under the laws of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a sociéte à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645, Endo LLC, a limited liability company organized under the laws of Delaware, Endo Finco Inc., a Delaware corporation, Endo Designated Activity Company, a company incorporated under the laws of Ireland, Endo Finance LLC, a Delaware limited liability company, the other Grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined therein), Wells Fargo Bank, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Additional Secured Debt Designation is being executed and delivered in order to designate additional secured debt as either Secured Debt entitled to the benefit of the Collateral Trust Agreement.

The undersigned, the duly appointed [specify title] of Parent hereby certifies on behalf of Parent, in [his/her] capacity as an [officer] of Parent and not in [his/her] individual capacity, that:

(1)    [insert name of Grantor] intends to incur additional Secured Debt (“Additional Secured Debt”) permitted by each applicable Secured Debt Document to be secured by a Priority Lien equally and ratably with all previously existing and future Secured Debt;

(2)    the name and address of the Secured Debt Representative for the Additional Secured Debt for purposes of Section 7.6 of the Collateral Trust Agreement is:

Telephone:
Fax:

Exh. A-1

(3) Each Grantor has duly authorized and executed (if applicable) all relevant documents, filings and recordations to ensure that the Additional Secured Debt is secured by such Grantor’s right, title and interest in the Collateral in accordance with the Security Documents;

(4) Attached as Exhibit 1 hereto is a Reaffirmation Agreement duly executed by each Grantor.

IN WITNESS WHEREOF, this Additional Secured Debt Designation is duly executed by the undersigned as of the date first written above.

ENDO INTERNATIONAL PLC

By:
Name:
Title:

Exh. A-2

ACKNOWLEDGEMENT OF RECEIPT

The undersigned, the duly appointed Collateral Trustee under the Collateral Trust Agreement, hereby acknowledges receipt of an executed copy of this Additional Secured Debt Designation.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Exh. A-3

EXHIBIT 1

TO ADDITIONAL SECURED DEBT DESIGNATION

[FORM OF]

REAFFIRMATION AGREEMENT

Reference is made to the Collateral Trust Agreement dated as of April 27, 2017 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Endo International PLC, a company incorporated under the laws of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a sociéte à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645, Endo LLC, a limited liability company organized under the laws of Delaware, Endo Finco Inc., a Delaware corporation, Endo Designated Activity Company, a company incorporated under the laws of Ireland, Endo Finance LLC, a Delaware limited liability company, the other Grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined therein), Wells Fargo Bank, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Reaffirmation Agreement is being executed and delivered as of the date first written above in connection with an Additional Secured Debt Designation of even date herewith (the “Additional Secured Debt Designation”) by Parent and acknowledged by the Collateral Trustee, which Additional Secured Debt Designation has designated additional secured debt as Secured Debt (as described therein) entitled to the benefit of the Collateral Trust Agreement.

Each of the undersigned hereby consents to the designation of additional secured debt as Secured Debt as set forth in the Additional Secured Debt Designation of even date herewith and hereby confirms its respective guarantees, pledges, charges, assignments, grants of security interests and other obligations, as applicable, under and subject to the terms of each Security Document and each Secured Debt Document, in each case, to which it is party, and agrees that, notwithstanding the designation of such additional indebtedness or any of the transactions contemplated thereby, such guarantees, pledges, charges, assignments, grants of security interests and other obligations, and the terms of each Security Document and each Secured Debt Document, in each case, to which it is party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and such additional secured debt shall be entitled to all of the benefits of such Security Document or Secured Debt Document, as the case may be. In furtherance thereof, each of the undersigned hereby grants to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.

Each Grantor hereby authorizes the Collateral Trustee to file, and if requested will execute and deliver to the Collateral Trustee, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to

Exh. 1-1

time reasonably be requested by the Collateral Trustee (in all cases in accordance with and to the extent required by the Collateral Trust Agreement and the applicable Security Documents) in order to maintain a perfected security interest in and, if applicable control of, the Collateral owned by such Grantor, subject to Liens permitted under all of the Secured Debt Documents. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Trustee may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Collateral Trustee herein, including, without limitation, describing such property as “all assets of the Debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof” or using words of similar import. Each Grantor will, at its own expense, take any and all actions necessary to defend title to any material portion of the Collateral owned by such Grantor against all persons and to defend the security interest of the Collateral Trustee in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

Governing Law and Miscellaneous Provisions. The provisions of Article VII of the Collateral Trust Agreement will apply with like effect to this Reaffirmation Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Reaffirmation Agreement to be duly executed as of the date written above.

[NAMES OF GRANTORS]

By:
Name:
Title:

Exh. 1-2

ACKNOWLEDGEMENT OF RECEIPT

The undersigned, the duly appointed Collateral Trustee under the Collateral Trust Agreement, hereby acknowledges receipt of an executed copy of this Reaffirmation Agreement.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Exh. 1-3

EXHIBIT B

to Collateral Trust Agreement

[FORM OF]

COLLATERAL TRUST AGREEMENT JOINDER – ADDITIONAL SECURED DEBT

            , 20

Reference is made to the Collateral Trust Agreement dated as of April 27, 2017 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Endo International PLC, a company incorporated under the laws of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a sociéte à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645, Endo LLC, a limited liability company organized under the laws of Delaware, Endo Finco Inc., a Delaware corporation, Endo Designated Activity Company, a company incorporated under the laws of Ireland, Endo Finance LLC, a Delaware limited liability company, the other Grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined therein), Wells Fargo Bank, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Collateral Trust Agreement Joinder is being executed and delivered pursuant to Section 3.8 of the Collateral Trust Agreement as a condition precedent to the debt for which the undersigned is acting as [trustee][agent][other capacity] being entitled to the benefits of being Additional Secured Debt under the Collateral Trust Agreement.

1.    Joinder. The undersigned,                             , a                     , (the “New Representative”) as [trustee, administrative agent] under that certain [described applicable indenture, credit agreement or other document governing the Additional Secured Debt] hereby (a) represents that it is the [trustee/agent or other capacity] of [describe creditors] and (b) agrees to become party as a Secured Debt Representative under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2.    Lien Sharing and Priority Confirmation.

The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of Secured Debt for which the undersigned is acting as Secured Debt Representative hereby agrees, for the enforceable benefit of all holders of each existing and future Series of Secured Debt, each other existing and future Secured Debt Representative and each current and future Secured Party and as a condition to being treated as Secured Debt under the Collateral Trust Agreement that:

Exh. B-1

(a)    as provided by Section 2.2 of the Collateral Trust Agreement, all Secured Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by any Grantor to secure any Obligations in respect of any Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Priority Liens will be enforceable by the Collateral Trustee for the benefit of all Secured Parties equally and ratably provided however, that notwithstanding the foregoing, (x) this provision will not be violated with respect to any particular Collateral and any particular Series of Secured Debt if the Secured Debt Documents in respect thereof prohibit the applicable Secured Parties from accepting the benefit of a Lien on any particular asset or property or such Secured Party otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property and (y) this provision will not be violated with respect to any particular Hedging Obligations or Banking Services Obligations if the Hedge Agreement or agreement giving rise to Banking Services Obligations prohibits the applicable Hedge Provider or Banking Services Provider from accepting the benefit of a Lien on any particular asset or property or such Hedge Provider or Banking Services Provider otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(b)    the New Representative and each holder of Obligations in respect of the Series of Secured Debt for which the undersigned is acting as Secured Debt Representative are bound by the provisions of this Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from the enforcement of Priority Liens;

(c)    it reaffirms the appointment of and appoints Wilmington Trust, National Association to serve as Collateral Trustee under the Collateral Trust Agreement for itself and all other current and future Secured Parties under the Collateral Trust Agreement on the terms and conditions set forth therein; and

(d)    the Collateral Trustee shall perform its obligations under the Collateral Trust Agreement and the other Security Documents.

3.    Governing Law and Miscellaneous Provisions. The provisions of Article VII of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Agreement Joinder.

Exh. B-2

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Agreement Joinder to be executed by their respective officers or representatives as of the date first written above.

[INSERT NAME OF THE NEW REPRESENTATIVE], as [indicate capacity]

By:
Name:
Title:

Exh. B-3

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Agreement Joinder and agrees to act as Collateral Trustee for the New Representative, the holders of the Obligations represented thereby and all other Secured Parties:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Exh. B-4

EXHIBIT C

to Collateral Trust Agreement

[FORM OF]

COLLATERAL TRUST AGREEMENT JOINDER – ADDITIONAL GRANTOR

            , 20

Reference is made to the Collateral Trust Agreement dated as of April 27, 2017 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Endo International PLC, a company incorporated under the laws of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a sociéte à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645, Endo LLC, a limited liability company organized under the laws of Delaware, Endo Finco Inc., a Delaware corporation, Endo Designated Activity Company, a company incorporated under the laws of Ireland, Endo Finance LLC, a Delaware limited liability company, the other Grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined therein), Wells Fargo Bank, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Collateral Trust Agreement Joinder is being executed and delivered pursuant to Section 7.18 of the Collateral Trust Agreement.

1.    Joinder. The undersigned,                             , a                      (the “New Grantor”), hereby agrees to become party as a “Grantor” under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2.    Governing Law and Miscellaneous Provisions. The provisions of Article VII of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Agreement Joinder.

Exh. C-1

IN WITNESS WHEREOF, the New Grantor has caused this Collateral Trust Agreement Joinder to be executed by its officers or other representatives as of the date first written above.

[ ]

By:
Name:
Title:

Exh. C-2

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Agreement Joinder and agrees to act as Collateral Trustee with respect to the Collateral pledged by the new Grantor:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Exh. C-3

EXHIBIT D

to Collateral Trust Agreement

[FORM OF]

COLLATERAL TRUST AGREEMENT JOINDER – HEDGE AGREEMENTS

            , 20

Reference is made to the Collateral Trust Agreement dated as of April 27, 2017 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among Endo International PLC, a company incorporated under the laws of Ireland (Registered Number 534814) (“Parent”), Endo Luxembourg Finance Company I S.à r.l., a sociéte à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, having its registered office at 2a, rue Nicolas Bové, L-1253 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B182645, Endo LLC, a limited liability company organized under the laws of Delaware, Endo Finco Inc., a Delaware corporation, Endo Designated Activity Company, a company incorporated under the laws of Ireland, Endo Finance LLC, a Delaware limited liability company, the other Grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined therein), Wells Fargo Bank, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Collateral Trust Agreement Joinder is being executed and delivered as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being Secured Obligations under the Collateral Trust Agreement.

1.    Joinder. The undersigned,                             , a                         , (the “New Secured Party”) as a Hedge Provider under that certain [ISDA Master Agreement, dated as of [●], between [●]] hereby agrees to become party as a “Hedge Provider” and a “Secured Party” under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2.    Lien Sharing and Priority Confirmation.

The undersigned New Secured Party hereby agrees, for the enforceable benefit of each current and future Secured Debt Representative, and each current and future Secured Party and as a condition to being treated as Secured Obligations under the Collateral Trust Agreement that:

(a)    all Secured Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Grantors to secure any Obligations in respect of any Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Priority Liens will be enforceable by the Collateral Trustee for the benefit of all Secured Parties equally and ratably;

Exh. E-1

(b)    the New Secured Party is bound by the provisions of the Collateral Trust Agreement, including the order of application of proceeds from the enforcement of Priority Liens; and

(c)    the Collateral Trustee shall perform its obligations under the Collateral Trust Agreement and the other Security Documents.

3.    Governing Law and Miscellaneous Provisions. The provisions of Article VII of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Agreement Joinder.

Exh. E-2

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Agreement Joinder to be executed by their respective officers or representatives as of the date first written above.

[INSERT NAME OF THE NEW SECURED PARTY]

By:
Name:
Title:

Exh. E-3

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Agreement Joinder and agrees to act as Collateral Trustee for the New Secured Party:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Exh. E-4